As filed with the Securities and Exchange Commission on August 14, 2000
                                                 Registration No. 333-
 SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                                    ------------

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                                  ------------
                              Aarica Holdings, Inc.
             (Exact name of registrant as specified in its charter)

             Texas                                         6159                                    76-0427502
(State  or other  jurisdiction                      (Primary Standard                         (I.R.S. Employer
of incorporation or organization)           Industrial  Classification  Code   Number)         Identification Number)





                              Aarica Holdings, Inc.

                         1000 Winderley Place, Suite 124

                             Maitland, Florida 32751

               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices and principal place of business)

                             Carol Kolozs, President

                              Aarica Holdings, Inc.

                         1000 Winderley Place, Suite 124

                             Maitland, Florida 32751

                                 (407) 667-9411

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  ------------
                                   Copies To:

              Maurice J. Bates, Esq.                 Norman R. Miller, Esq.
              Maurice J. Bates, L.L.C.               Wolin, Ridley & Miller LLP
              5910 North Central Expressway          3100 Bank One Center
              Suite 1480                             1717 Main Street
              Dallas, Texas 75206                    Dallas, Texas 75201-4681
              (214) 237-3223                         (214) 939-4906

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

Title of Each Class of        Amount to be     Proposed Maximum         Proposed Maximum              Amount of
Securities to be Registered    Registered    Offering Price Per Share   Aggregate Offering Price   Registration Fee


                                 (1)                  (1)                (1)
------------------------------------------------------------------------------------------------------------
Units                        1,150,000               $10.00            $11,500,000               $3,036
------------------------------------------------------------------------------------------------------------
Common Stock, par

value $.01 (2)               1,150,000                          (2)               (2)              (2)
 ____________________________________________________________________________________________________________
----
Redeemable Common Stock

Purchase Warrants (2)        1,150,000                           (2)               (2)              (2)

------------------------------------------------------------------------------------------------------------
Common Stock, par

value $.01 (3)               1,150,000                         $12.00            $13,800,000               $3,643
------------------------------------------------------------------------------------------------------------
Underwriter's Warrants (4)     150,000                    $       .01                   $100                 $1

------------------------------------------------------------------------------------------------------------
Units Underlying the

Underwriter's Warrants        150,000                         $12.00            $1,800,000                $    475
------------------------------------------------------------------------------------------------------------
Common Stock, par

value $.01 (5)                150,000                         (5)                        (5)                   (5)

------------------------------------------------------------------------------------------------------------
Redeemable Common Stock

Purchase Warrants             150,000                           (5)                       (5)                (5)

------------------------------------------------------------------------------------------------------------
Common Stock, par

value $.01 (6)                150,000                         $14.40            $2,160,000                $    570
------------------------------------------------------------------------------------------------------------

Total                                                                           $29,260,100               $  7,725


(1)      Estimated solely for the purpose of calculating the registration fee.
(2)      Included in the units.  No additional registration fee is required.
(3)      Issuable  upon the exercise of the  redeemable  common  stock  purchase
         warrants.   Pursuant  to  Rule  416  there  are  also   registered   an
         indeterminate  number of shares  of common  stock,  which may be issued pursuant to the anti-dilution  provisions  applicable to the redeemable common stock  purchase  warrants,  the  underwriters'  warrants and the
         redeemable   common  stock   purchase   warrants   issuable  under  the
         underwriters' warrants.

(4)      Underwriters' warrants to purchase up to 150,000 units, consisting of an aggregate of 150,000 shares of common stock and 150,000 redeemable common stock purchase warrants.
(5)      Included in the units underlying the underwriters' warrants.  No additional registration fees are required.
(6)      Issuable upon exercise of redeemable common stock purchase warrants underlying the underwriters' units.


   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE WOULD NOT BE PERMITTED OR LEGAL.

                       Initial Public Offering Prospectus

                                 1,000,000 Units

               Consisting of 1,000,000 Shares of Common Stock and

               1,000,000 Redeemable Common Stock Purchase Warrants

                              Aarica Holdings, Inc.

Aarica Holdings, Inc.                                             The Offering:



 o    Aarica manufactures, designs, markets and distributes        o     We are offering 1,000,000 units, each
      Aarica is offering 00000 shares of common                          unit  consisting of one share of common
      athletic footwear and accessories in Mexico                        stock and one warrant to purchase one share
       for United States and European brands.                            of common stock for five years through
                                                                         Institutional Equity Corporation on a firm
 o    Aarica Holdings, Inc.                                              commitment basis
      1000 Winderley Place,
      Suite 124                                                     o    The underwriter has an option to
      Maitland, Florida 32751                                            purchase an additional 150,000 units to
      Telephone: (407) 667-9411                                          cover any over-allotments.  The 150,000
                                                                         shares included in the over-allotment units
                                                                         will be provided by certain selling
                                    Per Unit         Total               shareholders.
                                    --------         -----

 Public offering price                         $                    o    We intend to use the offering proceeds
 Underwriting discounts                        $                         for possible acquisition of businesses,
 Proceeds to Aarica                            $                         brands or products, reduction of debt,
                                                                         advertising  and sales development,
                                                                         purchases of manufacturing equipment
                                                                         and working capital and other general
                                                                         corporate purposes.

         Investing in our units, common stock and warrants involves certain risks. See Risk Factors beginning on page 6.

         Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                              INSTITUTIONAL EQUITY CORPORATION

                                                   Prospectus dated 2000

                                                    TABLE OF CONTENTS


                                                                                                          Page


   Prospectus Summary.......................................................................................   3
   Selected Consolidated Financial Information..............................................................   5
   Risk Factors.............................................................................................   6

We have a history of operating losses and are still in the development stage of our business.................. 6
The strength of our competitors makes it difficult to compete with their distribution operations in Mexico.... 6
We are highly dependent on our licensing agreements with Lotto and L.A. Gear and the loss of such agreements would have an adverse impact on our revenues.................................................. 6
We are dependent upon the proceeds of this offering to finance our operations................................. 6
We do not have product liability insurance and could be subject to claims for defective products which could have a material adverse effect on our business.......................................................... 6
Mexican economic conditions and government policies have had an adverse impact on our business in the past and we continue to be subject to prevailing Mexican economic conditions and changes in government policies........................................................................................ 7
Exchange rate fluctuations in the Mexican peso have had an adverse impact on our financial condition in the past and we continue to be subject to possible fluctuations in the Mexican currency.................... 7


     We are subject to duties on Asian imports..............................................................   7


     The imposition of monetary exchange controls would adversely affect our business.......................   7


     You may be limited in your ability to enforce civil liabilities against Aarica since most of our
       assets and operations are located in Mexico..........................................................   8

     Our Articles of Incorporation provide indemnification and limitation of directors' liability to Aarica
       and its shareholders.................................................................................   8

     Loss of Carol Kolozs and other management personnel would adversely impact our business................   8
     We do not anticipate paying dividends..................................................................   8
     After the offering, Mr. Kolozs will continue to control the vote on matters submitted to shareholders..   8
     Dilution to new shareholders will be approximately 82.7%...............................................   8
   Use of Proceeds..........................................................................................   9
   Dividend Policy .........................................................................................   9
   Dilution.................................................................................................  10
   Capitalization ..........................................................................................  11
   Management's Discussion and Analysis of Financial Condition and Results Of Operations ...................  12
   Business of Aarica ......................................................................................  15
   Additional Information ..................................................................................  20
   Management...............................................................................................  21
   Certain Relationships and Related Transactions...........................................................  24
   Principal Shareholders...................................................................................  25
   Description of Securities..................................................................................26
   Shares Eligible For Future Sale .........................................................................  27
   Plan of Distribution ....................................................................................  28
   Legal Matters............................................................................................  30
   Experts..................................................................................................  30
   Consolidated Financial Statements........................................................................ F-1


4

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the consolidated financial statements and related notes, in order to understand our business and this offering fully.

     References in this prospectus to "Aarica"," We", "Our" and "Us", refer to Aarica Holdings, Inc., a Texas corporation, which owns 99% of the outstanding capital stock of Aarica Holdings, Mexico, S. A. de C. V., a Mexican holding company organized to own substantially all of the stock of five Mexican subsidiaries. Unless otherwise indicated, the information in this prospectus assumes the underwriters' over-allotment option and the underwriters' warrants are not exercised.

         Aarica and its Business

         Aarica is a Texas corporation which, through Mexican subsidiaries, manufactures athletic footwear for American and international brands, including L.A. Gear, Puma, Wilson, K-Swiss and Lotto. We also design sportswear, athletic footwear and sports accessories for L.A. Gear and Lotto for whom we are the exclusive distributor in Mexico.

     Our executive offices in the United States are located at 1000 Winderley Place, Suite 124, Maitland, Florida 32751, telephone (407) 667-9411 and in Mexico City at Lago Chalco No. 156, Col Anahuac Mexico, D. F. 11320. The telephone number in Mexico is (525) 260-05-82.

                                  The Offering

Securities offered .........................     1,000,000  units.  Each  unit  consists  of one  share  of  common stock and one warrant to purchase  an  additional  share of common stock.  The shares  and the  warrants  included  in the units will automatically  separate 30 days from the date of this  prospectus, after  which the  common  stock  and  warrants  in the units  will trade separately.
Warrants....................................     The   warrants   included   in  the  units  will  be   exercisable
                                                 commencing  30 days after the  offering.  The exercise  price of a warrant  is (120% of the  offering  price  of the  units).  We may redeem  some  or all of the  outstanding  warrants  for  $.05  per warrant  at any  time  on 30  days  prior  written  notice  if the closing price of the common stock on the  ______________Market  is at least (150% of the  offering  price of the units) per share for
                                                 10 consecutive trading days.
Common stock to be outstanding
   after the offering.......................     4,000,000 (1) (2)
Warrants to be outstanding
   after the offering.......................     1,000,000 warrants (3)


Use of Proceeds.............................     Possible acquisition of businesses, brands or products,
                                                 reduction of debt, advertising and sales development, purchases of manufacturing equipment and working capital.
Proposed market symbols.....................
Common stock       ___

Units              ___
Warrants           ___

-----------------
(1)      The 4,000,000 shares of common stock to be outstanding after the offering do not include:
o        Up to 1,000,000 shares issuable upon exercise of the warrants;
o        Up to 150,000 shares issuable upon exercise of the warrants included in the  underwriters'  over-allotment option;
o        100,000 shares of common stock issuable upon exercise of the  underwriters'
         warrants and 100,000 shares issuable upon exercise of the warrants included in the underwriters' warrants;

o        105,000  shares  issuable  upon exercise of warrants  issued to a selling agent in a private  placement in
         June 1999;

o        350,000  shares of common stock which may be issued under the company's  stock compensation  plan; o 250,000 shares  issuable to  Continental  Capital & Equity
          Corporation ("CCEC") at $2.00 per share upon exercise of outstanding stock options.

(2)      Includes 200,000 shares to be issued to Robert E. Schmidt, Jr., a director of the company.
(3)      The 1,000,000  warrants to be outstanding  after the offering do not include up to 150,000  warrants  issuable upon exercise of the over-allotment option, 100,000 warrants underlying the underwriters'  warrants and 105,000 warrants issued to the selling agent in a private placement in June 1999.


                   Selected Consolidated Financial Information

         The following selected financial data has been derived from our audited balance sheets and statements of operations for the fiscal years ended December 31, 1999 and 1998. This selected financial data should be read in conjunction with the consolidated financial statements and related footnotes included in this prospectus.

                                                      Years Ended                Three Months Ended

                                                      December 31,                  March 31,
                                                      ------------                  ---------

                                                   1999            1998         2000            1999
                                                   ----            ----         ----            ----
                                                                                      Unaudited

Operating Data:

Net sales                                         $5,433,254     $5,742,454   $1,205,042      $1,023,239
Loss before extraordinary item                    (1,918,833)     (931,256)
Extraordinary item-debt settlements                4,051,402      1,326,117
Net income (loss)                                  2,132,569        394,861    (329,929)        (446,896)
Loss per share before extraordinary item               (.71)          (.36)        (.12)            (.17)
Extraordinary item earnings per share                   1.50           .51
Earnings (loss) per share                                .79           .15        (.12)            (.17)
Weighted average common shares                     2,703,836      2,600,000    2,800,000       2,600,000
   outstanding


                                         As of December 31, 1999                    March 31, 2000
                                           ------------------                         --------------
                                               Actual              Unaudited             As Adjusted

                                                                                            (1)

Balance Sheet Data:

Total assets                               $4,633,055            $4,792,705             $10,694,705
Total liabilities                           5,879,139             6,368,718               3,768,718
Shareholders' equity (deficit)             (1,246,084)           (1,576,013)              6,925,987


----------------
(1) As adjusted to reflect the sale of the units offered by this prospectus at an offering price of $9.00 to $11.00 per unit and the application of the net proceeds therefrom. The calculations in this table and elsewhere in this prospectus are based on $10 per share, the mid-point of the range of this offering.

                                  Risk factors

         You should carefully consider each of the following risk factors and all of the information in this prospectus before deciding to invest in the securities offered through this prospectus. Some of the risks listed below relate to our business specifically. Other risks relate to doing business in Mexico and to the ownership of our stock. The risks described below are not the only ones facing our company. There may be additional risks relating to, our company specifically and to publicly traded companies generally, not specifically identified that may adversely affect our business and the market price for our stock.

Risk factors relating to our business


         We have a history of operating losses and are still in the development stage of our business. We have been in business for approximately 10 years and have experienced a variety of conditions which have negatively impacted our ability to sustain consistent profits, such as the Mexican financial crisis in 1995 and a shortage of operating capital. We are essentially still in the development stage in our operations. For the fiscal years ended December 31, 1998 and December 31 1999 we had net income of $394,861 and $2,132,569, respectively. Such profits however, are the results of extraordinary gains on the extinguishment of debt. Disregarding these gains from extinguishment of debt, we had net losses of $835,574 and $1,623,527 for such years, respectively. For the three months ended March 31, 2000, we realized a net loss of $329,929 compared to a net loss of $446,896 for the same period of 1999. We had accumulated losses of $2,022,023 and $4,247,806 at March 31, 2000 and 1999, respectively. We will likely continue to incur significant expenses associated with the development and operation of our businesses, a substantial portion of which may be incurred before the realization of the related revenues. These expenditures, together with associated early operating expenses, may result in operating losses until an adequate revenue base is established. We cannot assure that we will be able to operate profitability in the future.


         The strength of our competitors makes it difficult to compete with their distribution operations in Mexico. Aarica competes in Mexico with a number of major brands such as Nike, Fila, Reebok and other local distributors for market share in its distribution operations for athletic footwear and related accessories. These major brands and some of the local brands have greater financial, marketing and sales resources than Aarica. Our major brand competitors in distribution do not have facilities in Mexico for the manufacture of athletic footwear, our major product. In connection with our manufacturing activities, we compete with entities that have manufacturing operations based outside of NAFTA countries, such as China, Spain, and other Eastern European countries. However, imports of athletic footwear from non-NAFTA countries are subject to very substantial duties, ranging from 35-350% in Mexico.


         We are highly dependent on our licensing agreements with Lotto and L.A. Gear and the loss of such agreements would have an adverse impact on our revenues. Approximately 70% of our current net sales are derived from licensing agreements with Lotto and L.A. Gear for the manufacture and distribution of their products. The termination of either of these licensing agreements would have a material adverse effect on our operations. Our current license agreements extend through December 2007 and July 2018 for L.A. Gear and Lotto, respectively, and the licensors can terminate the agreements in the event Aarica breaches the license covenants. We intend to lessen our dependence on our current licencors by obtaining new licensing agreements with other international brand manufacturers and distributors. We also intend to develop our own in-house brands of products for niche markets in the United States and Mexico, but there is no guarantee that we will be able to accomplish this in the near future. We are currently producing soccer gloves and shin guards under the Lotto brand and intend to develop these and other products for marketing under our own brands. We are obligated to make minimum royalty payments to L.A. Gear of $75,000 in 2000, $100,000 in 2001, $150,000 in 2002 and $200,000 thereafter and to Lotto in the amount of $110,000 in 2000, thereafter increasing by approximately 11% annually. At December 31, 1999, we were in compliance with our royalty obligations to L.A. Gear and Lotto.


         We are dependent upon the proceeds of this offering to finance our operations. Our shortage of working capital in the past has severely impaired our ability to efficiently purchase raw materials, manage our manufacturing output and allow us to develop new products and customers. Our ability to overcome this shortage in working capital is dependent upon the receipt of proceeds from this offering. In the event this offering is not completed, we may not be able to obtain the required financing to implement our business plan.

         We do not have product liability insurance and could be subject to claims for defective products which could have a material adverse effect on our business. We do not currently carry product liability insurance. Management has made this determination because the majority of our revenues are generated in Mexico and it believes that product liability suits are less likely to be successful in Mexico than in the United States. Although management's research has shown that successful product liability suits are rare in the athletic footwear industry in the United States, there have been successful suits brought against manufacturers. Management will continue to evaluate the feasibility and cost effectiveness of carrying product liability insurance. A successful material product liability suit against Aarica would have a material adverse impact on Aarica and its operations. We will seek to obtain product liability insurance if distribution is expanded into the United States.

Risk factors relating to doing business in Mexico

         Mexican economic conditions and government policies have had an adverse impact on our business in the past and we continue to be subject to prevailing Mexican economic conditions and changes in government policies. Substantially all of our existing assets and revenues are located and generated in Mexico. In addition, a majority of the proceeds from this offering are to be invested in the development of our business in Mexico. Our business is, and will continue to be, affected by prevailing conditions in the Mexican economy and is, to a significant extent, vulnerable to economic trends and changes in government policies. The Mexican government has exercised and continues to exercise significant influence over many aspects of the Mexican economy. Accordingly, actions taken or policies established by legislative, executive or judicial authorities in Mexico that affect the economy of Mexico could have material adverse effects on Mexican entities in general and on our business in particular. We cannot assure that future economic, political or diplomatic developments in or affecting Mexico will not impair our business, results of operations, financial condition, liquidity (including the ability to obtain financing), or materially adversely affect the market price of our securities. A new president of Mexico was elected in July 2000. While the new president has publicly announced his intention to foster increased trade relations between Mexico and the United States and Canada which could result in increased business for the company, there is no assurance that he will be able to implement this policy, or if implemented, it will be beneficial to the company.


Exchange rate fluctuations in the Mexican peso have had an adverse impact on our financial condition in the past and we continue to be subject to possible fluctuations in the Mexican currency. Exchange rate fluctuations could have a material adverse effect on our business and our ability to service our U. S. dollar-denominated liabilities, including liabilities under our license arrangements with L.A. Gear and Lotto and our importing arrangements with our Asian manufacturers.

         Although U. S. our dollar-denominated indebtedness has decreased considerably in recent months, we may, in the future, incur both peso and non-peso-denominated indebtedness. As a result of our plan of operations in Mexico, we will generate both dollar and peso-denominated receivables in the sale of our products originating in Mexico. As our peso-denominated revenues increase, our foreign exchange risk will also increase. The peso has stabilized in recent months and we do not currently hedge against the risk of exchange rate fluctuations although we may implement such a strategy if management foresees a peso devaluation that would have a material adverse impact on our business.

         Within the last six years, the exchange rate has remained stable and in periods has appreciated against the dollar as reflected in the following table:

     Average Exchange Rate--Pesos per U.S. Dollar (Source: Banco de Mexico)
     ----------------------------------------------------------------------
                                 Date                Pesos per Dollar
                                 ----               ----------------
                                 7/31/00               9.3425

                                 6/30/00               9.8350

                                 3/31/00               9.2575

                                 12/31/99              9.4950

                                 12/31/98              9.9055

                                 12/31/97              8.0638

                                 12/31/96              7.8900

                                 12/31/95              7.6850

                                 12/31/94              5.0750

         We are subject to duties on Asian imports. Currently, the company pays a duty of 35% on products imported from Asia. We cannot assure that these duties will not be increased or that non-duty barriers will not be put into effect by the Mexican government.


         The imposition of monetary exchange controls would adversely affect our business. In recent years, the Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert pesos to dollars or to transfer dollars outside Mexico, we cannot assure that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy would materially adversely affect the Company's ability to convert pesos into dollars and could also have a material adverse effect on the Company's business and financial condition, including a negative effect on operating profits.

         You may be limited in your ability to enforce civil liabilities against Aarica since most of our assets and operations are located in Mexico. Enforcement by investors of civil liabilities under the United States federal securities laws may be adversely affected by the fact that although Aarica is a Texas corporation with offices in the United States, its operating subsidiaries and substantially all of the assets of the business are located in Mexico and substantially all of the proceeds of this offering will be used in Mexico. In addition, Carol Kolozs, a United States citizen and President of Aarica, resides in both the United States and Mexico. Consequently, it may not be possible for investors to effect service of process within the United States upon such persons or the Mexican subsidiaries or to enforce against them judgments of a United States court predicated upon the civil liability provisions of the United States federal securities laws.


Risk factors relating to our company and its securities


         Our Articles of Incorporation provide indemnification and limitation of directors' liability to Aarica and its shareholders. Our Articles of Incorporation contain a provision, authorized by the Texas Business Corporation Act, which provides indemnification for any director, officer, or former director or officer, against liability incurred in his official capacity with the corporation, including expenses and attorneys fees. We have been advised that it is the position of the Securities and Exchange Commission that insofar as these provisions may be invoked to disclaim liability for damages arising under the securities laws, that such provisions are against public policy as expressed in the securities laws and are therefore unenforceable.


         Loss of Carol Kolozs and other key management personnel would adversely impact our business. We believe that our success depends upon the continued services of Carol Kolozs, our President and Chief Executive Officer. If one or more of our executives were unable or unwilling to continue in their present positions, our business could be materially adversely affected. We do not currently have employment agreements with Mr. Kolozs or any executive officer or employee. We cannot assure that we will be able to employ qualified personnel on terms acceptable to the company in the event of the loss of any members of our present management team. We do not presently carry key man insurance on the life of any employee.

         We do not anticipate paying dividends in the foreseeable future. We have never paid cash dividends on the common stock of any of the Mexican subsidiaries, the Mexican holding company or Aarica, and we do not anticipate paying cash dividends in the foreseeable future. The payment of dividends is at the discretion of the board of directors and will depend on our earnings, financial condition and other factors as the board may consider relevant. We currently plan to retain any earnings to provide for our development and growth. Therefore, an investor cannot expect to receive dividend income in the foreseeable future from an investment in our securities.

         After the offering, Mr. Kolozs will continue to control the vote on matters submitted to shareholders. Upon completion of this offering, Mr. Kolozs will own 2,250,000 shares or 56.3% of the outstanding 4,000,000 shares of common stock and will be able to control the vote on all matters submitted to shareholders, including the election of directors. Mr. Kolozs pledged all of his shares as collateral for a loan to the company from Schmidt International but retained voting rights as long as the Schmidt International loan is not in default. If the Schmidt International loan is not paid in accordance with its terms, Schmidt International would be able to foreclose on his guarantee and take control of the 2,250,000 shares of the company's stock pledged by Mr. Kolozs as collateral for the loan.

         Dilution to new shareholders will be approximately 82.7% Carol Kolozs acquired his stock in Aarica at a cost less than that at which the investors purchasing in this offering will pay for their shares. Therefore, new investors will bear most of the risk of loss, while control of Aarica will remain in the hands of Mr. Kolozs. Immediately after this offering, the book value of your shares will be approximately $1.73. This represents dilution of $8.27 per share or 82.7% from the purchase price you will pay in the offering.

                                 Use of proceeds


         We estimate that the net proceeds we will receive from the sale of the 1,000,000 units in this offering will be approximately $8,500,000. This is based upon an assumed initial public offering price of $9.00 to $11.00 per unit, after deducting estimated underwriting fees and other expenses of the offering. If exercised, the over-allotment option will be fulfilled with shares held by selling shareholders and we will not receive additional net proceeds if the over-allotment option is exercised.


         The following table summarizes our intended use of these net proceeds:
                                                                                        Percent of

         Application of net proceeds                          Amount                    Net Proceeds
         ---------------------------                          ------                    ------------
         Acquisitions (1)                                     $ 3,500,000                          41.2%
         Repayment of certain indebtedness (2)                  3,250,000                        38.2
         Advertising and sales development                        500,000                         5.9
         Purchase of manufacturing equipment                      250,000                         2.9
         Working capital and general
           corporate purposes                                  1,000,000                           11.8
                                                                ---------                          ----
             Total                                            $ 8,500,000                         100.0%
                                                              ===========                         ======

         ----------------------

(1)           The company has no acquisitions  pending but intends to identify a
              going   business,   brand  name  or  product   that  would   offer
              distribution possibilities throughout the world.

(2) Includes indebtedness of $2,600,000 owed to Schmidt International LLC, a limited liability company substantially owned by Robert E. Schmidt, Jr., a director. The Schmidt International indebtedness is due October 31, 2000 and bears interest at 5% above the prime rate. Also includes payment of taxes due the Mexican government, estimated to be approximately $500,000, whose payment terms are under negotiation.


         Our anticipated use of net proceeds is based upon our current status of operations and business plan. It is possible that the application of funds may vary depending upon a number of factors including, without limitation, changes in the economic climate and governmental policies in Mexico, an increase in orders for athletic shoes and the need for additional raw materials, the availability of bank or other financing and other factors beyond our control. We currently estimate that the net proceeds from this offering will be sufficient to meet our liquidity and working capital requirements for the next 24 months. Additional financing may be required to implement our long-term business plan. We cannot assure that any such financing will be available when needed on terms acceptable to us, if it is available at all.

         Pending use of the net proceeds from this offering, we may invest the net proceeds in short-term interest bearing accounts, government securities or bank certificates of deposit in the United States and Mexico.

                                                       dividend policy

         Neither Aarica nor its subsidiaries have paid dividends on their common stock and it is not anticipated that we will do so in the forseable future. We plan to retain future earnings, if any, to finance operations and expansion of our business.

                                    dilution


         Our net tangible book value at March 31, 2000, was a deficit of $1,576,013, or approximately $(.56) per share. Our net tangible book value is determined by subtracting the total amount of our liabilities from the total amount of our tangible assets and dividing the remainder by the weighted number of shares of our common stock outstanding.

         The pro forma as adjusted net tangible book value per share after this offering will be approximately $6,925,987 or $1.73 per share after giving effect to the sale of the 1,000,000 shares we are offering at an assumed initial public offering price of $9.00 to $11.00 (no value assigned to the warrants) and the receipt of the net proceeds therefrom. This would represent an immediate increase in the net tangible book value per share of common stock of $2.29 to existing shareholders and an immediate dilution of $8.27 per share to new investors.


         The following table illustrates this per share dilution:


              Assumed initial public offering price per share                                        $10.00
              Net tangible book value per share as of March 31, 2000                $0.56
              Increase per share attributable to new investors                       2.29

                                                                              ------------

              Adjusted net tangible book value per share after this offering         1.73

                                                                                              --------------

              Dilution per share to new investors in this offering-                                  $8.27
                                                                                                     =====

                                                                                              --------------

              Percentage dilution                                                                     82.7%


     The following table presents the following data as of March 31, 2000, and assumes an initial public offering price of $9.00 to $11.00 per share for our new investors: o The number of shares of common stock acquired from us; o The total cash consideration paid; o The average price per share paid before deducting estimated underwriting fees and estimated expenses of the offering; and
o The average price per share paid by the existing shareholders.

                                 Shares of Common Stock             Aggregate Consideration          Average Price
                                       Purchased
                                 Number          Percent          Amount            Percent           Per Share

Existing Shareholders        2,800,000 (1)            70.0%             $446,010            .4%          $1.48
New investors                1,000,000                20.0%          10,000,000           99.6%         $10.00
                             ---------                -----          -----------          -----
          Total             4,000,000 (2)            100.0%         $10,,446,000         100.0%            $2.61
                            =============            ======         ============         ======
--------------


(1)  Does not include 200,000 shares to be issued to Robert E. Schmidt, Jr., a director
(2)  The 4,000,000 shares of common stock to be outstanding after the offering do not include:
o        Up to 1,000,000 shares issuable upon exercise of the warrants;
o        Up to 150,000 shares issuable upon exercise of the warrants included in the  underwriters'  over-allotment option;
o    100,000 shares of common stock issuable upon exercise of the  underwriters'
     warrants and 100,000 shares issuable upon exercise of the warrants included in the underwriters' warrants;


o 350,000 shares of common stock which may be issued under the company's stock compensation plan; o 250,000 shares issuable to CCEC at $2.00 per share upon exercise of outstanding stock options;. o 105,000 shares issuable upon exercise of warrants issued to a selling agent in a private placement in


     June 1999. Such warrants are "out of the money" and as such have insignificant value and are not recorded in the financial statements and will have no effect on the calculation of earnings per share.

                                 capitalization

         The following table sets forth our capitalization as of March 31, 2000:
o        on an actual basis; and

o on a pro forma as adjusted basis to give effect to the sale of 1,000,000 shares at an assumed initial public offering price of $9.00 to $11.00 per share and the application of the estimated net proceeds of $8,500,000 after deducting estimated underwriting discounts and commissions and our estimated offering expenses.

                                                       Actual                           As Adjusted

Total assets                                     $     4,792,705                          $10,694,705
Total current liabilities                              6,368,718                            3,768,718
Total long-term debt                                      --                                   --
Shareholders equity (deficit):

   Common stock, $0.01 par value,
   20,000,000 shares authorized,
   2,800,000 shares issued and

   outstanding, 4,000,000 as adjusted (1) (2)             28,000                               40,000
Additional paid-in capital                               418,010                            8,908,010
Accumulated losses                                    (2,022,023)                           (2,022,023)
                                                      -----------                           -----------
Total shareholders' equity (deficit):                ($1,576,013)                         $  6,925,987
                                                     ------------                         ------------
Total liabilities and shareholders' equity (deficit): $   4,792,705                         $10,694,705
                                                      ==================                    ===========
--------------

         (1)  The 4,000,000 shares as adjusted for this offering do not include:
o        Up to 1,000,000 shares issuable upon exercise of the warrants;
o        Up to 150,000 shares issuable upon exercise of the warrants included in the  underwriters'  over-allotment option;
o             100,000  shares of common  stock  issuable  upon  exercise  of the underwriters'  warrants and 100,000 shares  issuable upon exercise of the warrants included in the underwriters' warrants;

o        105,000  shares  issuable  upon exercise of warrants  issued to a selling agent in a private  placement in
              June 1999;

o 350,000 shares of common stock which may be issued under the company's stock compensation plan; o 250,000 shares issuable to CCEC at $2.00 per share upon exercise of outstanding stock options; and


         (2)  Includes 200,000 shares to be issued to Robert E. Schmidt, Jr., a director of the company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Years Ended December 31, 1999 and 1998

         Net income increased from $394,861 in 1998 to $2,132,569 in 1999. The increase was the result of favorable bank debt settlements partially offset by higher cost of sales and higher selling, general and administrative expenses.

         Net sales decreased 5.4% to $5.4 million; however, the sales decline of approximately $970,000 at the manufacturing company was largely offset by increased sales of its distribution companies. In 1998, the manufacturing company fabricated shoes with high cost imported shoe components for one of our customers. The selling price of these shoes was approximately double that of the other shoes produced, resulting in a sharp increase in average selling price in 1998 versus 1999. The lack of working capital in 1999 prevented the company from seeking additional business from existing customers and from pursuing new customers as the company lacked adequate funding needed to support the resulting increases in receivables and inventories.

         Gross profit decreased to 5.3 % of sales in 1999 versus 18.8% of sales in 1998. In 1999, the company paid higher raw material and shipping costs due to insufficient cash to purchase materials in economic quantities. Direct labor and overhead costs increased due to inadequate financing that has inhibited the company from operating in an efficient and profitable manner creating inefficiencies in staffing and equipment utilization. In December of 1999 the company reconfigured its production environment to modular manufacturing to provide more efficient and versatile production.

         Selling, general and administrative expenses increased to 28% in 1999 from 24% in 1998 due in part to the reduction in sales as well as the impact of modest wage increases.

         Extraordinary income in both years resulted from gains from settlement of debt to creditors with the largest amount being $3,756,098 in 1999 for the reduction of debt owed to Banco Bilbao Vizcaya Mexico, S.A. Net interest expense declined from $409,158 in 1998 to $233,842 in 1999 due primarily to the impact of the bank debt restructuring. Other, net expense in 1999 of $221,996 was mainly for the recording of penalties and charges on taxes and import duties owed to the Mexican government. These are part of the taxes, penalties and charges that the company is disputing as discussed in Liquidity and Capital Resources.

Comparison of Quarters Ended March 31, 2000 and 1999

         Net sales increased 17.8% due to the introduction of the L.A. Gear product line in June 1999 and expansion of the Lotto product line. Gross profit increased to 15.7% from 5.1% of net sales mainly due to sales volume and margin improvements at the distribution companies and a reduction in labor costs at the manufacturing company.

         The manufacturing operations accounted for the majority of the losses in these periods. New plant management was hired to implement a modular production configuration, and significant one-time training and implementation costs were incurred during the 2000 first quarter. Operating loss declined by $150,205 in the 2000 quarter versus the 1999 quarter.

         The 1999 first quarter includes a translation gain of $183,547 whereas the 2000 quarter has a translation loss of $2,896. Interest expense declined by $90,896 due to the settlement of bank debt.

Recent Developments

         The company had a sales increase of approximately 70% in the second quarter ended June 30, 2000, reaching total net sales in excess of $2 million for the quarter, as compared to net sales of $1,205,402 in the quarter ended March 31, 2000. The major part of this growth was due to the establishment of letters of credit through a credit facility provided by Robert E. Schmidt Jr., a director, which allowed the company to import a significant quantity of Lotto soccer shoes for sale to our retailers and distributors.

         The sales at our distribution companies have been impaired due to a lack of working capital to finance purchases, which has limited the availability of product to sell to our distributors. As a result of the above-mentioned credit facility we have placed orders for approximately 200,000 pairs of imported Lotto soccer shoes for sale in the year 2000, which should allow us to increase our sales in the full year 2000 as reflected in the second quarter sales. These purchases should enable us to sell more shoes in 2000 than the approximately 56,000 pairs sold in 1999.

         We have not been able to initiate the distribution of imported L.A. Gear athletic footwear due to the lack of financing; however, letters of credit have recently been established through the above mentioned credit facility. We expect to receive our first 10,000 pairs of imported L.A. Gear athletic footwear in September 2000 to complement other models to be manufactured in our Zacatecas plant beginning in October.

Liquidity and Capital Resources

         The company's cash position at March 31, 2000 was $386,571 of available cash compared to $242,809 at March 31,1999. The increase was due primarily to faster collection of receivables resulting from a more aggressive receivable management and collection program implemented in January 2000.

         The company has financed its working capital requirements since October 1999 principally through borrowings from Schmidt International. The company borrowed $750,000 in December 1999 to settle debt with Banco Bilbao Vizcaya Mexico, S.A. with a gain of $3,756,098 recorded in 1999 and in addition borrowed approximately $450,000 in 1999 and $400,000 in the quarter ended March 31, 2000 for the payment of certain debt obligations, resulting in settlements favorable to the company, and other working capital purposes. Schmidt International has committed to loaning the company a total of $2,600,000, of which approximately $200,000 was not borrowed as of August 14, 2000. This loan matures on October 31, 2000. Management believes that it will be able to negotiate an extension if the initial public offering is not consummated before October 31, 2000 and that the remaining $200,000 loan commitment together with the cash flow from operations will be adequate to fund operations until the initial public offering is closed.

         Net proceeds of approximately $8,500,000 from this offering will be used to pay the debt owed to Schmidt International, purchase manufacturing equipment, and for general working capital and corporate purposes and to make acquisitions if an appropriate target company becomes available. If the initial public offering is not successful, the Company must negotiate an extension with Schmidt International and may ultimately need to find alternative sources to finance its working capital requirements.

         Current liabilities exceeded current assets by $2,085,045 at December 31, 1999 and $2,458,120 at March 31, 2000. The decrease in working capital was mainly due to the loss from operations in the quarter ended March 31, 2000.

         Accounts receivable - trade declined $455,705 from December 31, 1999 to March 31, 2000 due to higher sales in the fourth quarter of 1999 versus the first quarter of 2000 and increased collection efforts. Accounts receivable increased by $695,294 from December 31, 1998 to December 31, 1999 due to higher sales in the fourth quarter of 1999 compared to the fourth quarter 1998 and due to the impact of our L.A. Gear distribution company which was not operating at December 31, 1998.

         Prepaid expenses increased by $92,562 from December 31, 1999 to March 31, 2000 due to prepaid loan costs that are being amortized to the maturity date of the loan and payments related to this initial public offering that will be reclassified to shareholders' equity at the time of the offering. Notes payable to related parties increased $462,001 between the same dates mainly due to borrowings from Schmidt International.

         Accounts payable - suppliers increased $425,040 from December 31, 1998 to December 31, 1999 due to our L.A. Gear distribution company and payables related to imported athletic footwear received in December 1999.

         Other accounts payable and accrued liabilities increased by $578,631 from December 31, 1998 to December 31, 1999 due mainly to an increase in customer advances and liabilities related to letters of credit.

         Accrued taxes payable of $1,530,928 at March 31, 2000 and $1.355,392 at December 31, 1999 are principally unpaid payroll and value added taxes and import duties and related penalties and charges. The company is currently disputing certain of the import duties and is negotiating a settlement with the Mexican Government on the total taxes and duties recorded. Although no assurance can be given, Management believes that it will be successful in negotiating a significant reduction in the amount recorded. The accrued taxes payable increased $501,705 from December 31, 1998 to December 31, 1999 due to accruals for certain duties and taxes as well as unpaid payroll taxes.

         The net book value of machinery and equipment decreased approximately $185,000 from 1998 to 1999 as a result of depreciation. The company made minimal capital expenditures in 1998 and 1999 due to limited cash.

Seasonality

Sales typically are higher in the second half of the year than the first half with the fourth quarter normally being the largest sales quarter due to holiday sales.

Inflation

         According to Banco de Mexico, inflation in Mexico was 12.3% and 18.6% in 1999 and 1998, respectively. The accumulated inflation reported from January 1 to June 30, 2000 was 4.39% in 2000 compared to 7.17% for the same period in 1999. These inflation levels are substantially above the levels experienced in the United States. Generally, the company has been able to include the effects of raw material price increases in the selling price of its products, and the cost of labor has not kept up with the general rate of inflation. Therefore, the company does not believe that inflation has had a material effect on the results of operations for the periods presented.

Accounting Standards

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes the accounting and reporting standards for all derivative financial instruments, including those embedded in other contracts, and for hedging activities. The statement, to be applied prospectively, will be effective for the company's quarter ending March 31, 2001. The company does not presently have any derivative financial instruments; however, the company reserves the right utilize derivative financial instruments in the future.

Forward Looking Statements

         Forward-looking statements in this prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Potential risks and uncertainties include, but are not limited to: general business and economic conditions; the competitive pricing environment within the markets which the company serves; labor interruptions; interruptions in the supply of raw materials and services; a significant increase in the price of raw materials; availability of credit from lenders and vendors; government regulations; and a change in consumer interest for the products which the company sells.

                               BUSINESS OF AARICA

General


         Through its Mexican subsidiaries, the company currently manufactures athletic footwear for five international brands: L.A. Gear, Puma, Wilson, K-Swiss and Lotto, pursuant to purchase orders from those companies. Aarica also is the designer and exclusive distributor in Mexico for L.A. Gear and Lotto for sportswear, athletic footwear and accessories. Beginning in January 2000, the company began importing Lotto athletic shoes from Asia to complement existing lines manufactured in its Nasco facility. The company has also recently contracted with Asian manufacturers for the production of certain models of L.A. Gear athletic footwear.


History

     The Company commenced business in 1990 with the establishment in Mexico of Aarica Sport, S. A. de C. V. ("Aarica Sport") as the exclusive licensor and distributor of the Italian brand Lotto by Carol Kolozs. The organization of Aarica Sport was an outgrowth of Mr. Kolozs' prior business experience in owning and operating Lotto Southeast in the United States, which distributed Lotto products from 1981 to 1985.

     The evolution of the Mexican market was advanced with the establishment of the North American Free Trade Agreement ("NAFTA") in the early 1990s. Mr. Kolozs' strategy was to establish the Lotto brand in Mexico through the importation of Asian-manufactured products and, once established, to transition from imported products to domestically (Mexican) made products. The culmination of this strategy came in early 1992 with the structuring of a joint venture agreement with a Taiwanese group which resulted in the establishment of Taimex Industries, S. A. de C. V., ("Taimex") to manufacture athletic footwear in a modern manufacturing facility in the Mexican State of Zacatecas. Mr. Kolozs subsequently bought out the Taiwanese group. The company's shoe manufacturing is currently conducted through a new subsidiary, North America Shoe Corporation, S.
A. de C. V. ("Nasco"), which utilizes the Taimex facility.

         The Taimex plant, a 100,000 square foot manufacturing facility constructed to the company's specifications, commenced operations in 1994 with a contract from Wal-Mart for the production of athletic footwear. This contract resulted in the export of 1.2 million pairs of shoes to Wal-Mart stores in the United States over a two and one-half year period. The Wal-Mart contract provided experience in high volume production and even though marginally profitable, the contract provided training and established the platform for the current production of more sophisticated international brands.


        The Mexican economy in 1994 was not prepared to effectively compete in a global environment. This resulted in a disproportionate balance of trade, and it became evident that imports from non-treaty countries would have to be halted or greatly diminished. For all footwear that originated in China, a compensatory duty was implemented. Other duty and non-duty barriers were put into effect, which halted imports of footwear, virtually eliminating international brands from the Mexican market. At the same time, the Mexican government stopped artificially supporting its currency, which resulted in a re-structuring of the country's economy. This set the stage for domestic production of various products.


         In March 1998, the company entered into a license agreement with L.A. Gear, Inc. of Los Angeles, California which granted the company the right to use the L.A. Gear name and trademark in Mexico. We offer a broad spectrum of fashion athletic products to ladies and children due to L.A. Gear's strong brand identification among these market segments.

Market Segments

        The athletic footwear market can be divided into four segments: the brand, the manufacturer, the distributor, and the retailer. Brands are companies such as New Balance, Wilson, K-Swiss and Lotto. Their primary concerns are product design and marketing. The manufacturers are responsible for making the products. Virtually all of the major brands outsource their manufacturing to independent contractors. Distributors are responsible for establishing relationships with retailers and for transporting the product to the retailer. Retailers sell the end product to the consumer.

        Most of the international brands (Nike, Reebok, Fila, New Balance, Puma, Lotto, L.A. Gear, K-Swiss and Vans) are available in the market in Mexico and are sold in first-tier retail outlets including sports specialty stores, department stores, and shoe or apparel stores. In Mexico, management believes there are approximately 2,500 such retail outlets, which reach approximately 45% of the population. The distribution strategy of the company in Mexico is to license complementary brands which offer niche market competitive advantages, for example Lotto for soccer, Mexico's number one sport, L.A. Gear for women's athletics and men's casual, and L.A. Lights, a sub-brand of L.A. Gear, for children's lighted footwear. Athletic shoes, although produced for sports, are also worn as a casual statement or as an expression of fashion. This social statement and status, represented by the wearing of branded products, as in the United States, is significant, and forms a part of the everyday expression of the younger Latin population. The company competes principally on sales price and the performance and name recognition of the brands that it offers in these niche markets.

         Business Strategy

The company's business strategy will be:

o        to utilize its modern manufacturing facilities in Mexico for the production of high quality, internationally branded athletic footwear and accessories;

o        to develop new licensing agreements with internationally recognized brand name companies for the manufacture and distribution of their products;

o        to develop in-house brands for distribution to niche markets;

o        to expand the distribution, throughout the United States, Latin America and Canada, of its licensed and manufactured products; and

o        to  identify a brand  name or  product  for  acquisition  that would  offer distribution possibilities throughout the world.

         Though our manufacturing operation was originally structured to be a resource for manufacturing athletic footwear for a variety of customer/brands, it has always been the company's strategy to utilize this resource to enhance its own distribution. This process was delayed due to financial and capital deficiencies experienced after the Mexican financial crises of 1995. It is currently the intention of management to utilize its manufacturing capacity to increase profitability by producing more products for its own distribution.


         Mexico has aggressively exploited the free trade agreements recently adopted. Since the onset of the North American Free Trade Agreement in 1990, the first free trade agreement entered into by Mexico, which included the United States and Canada, Mexico has aggressively concluded agreements with Bolivia, Chile, Colombia, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Venezuela, Israel and the European community, which went into effect on July 1, 2000.


         The company believes that the above mentioned free trade agreements, together with the democratization process occuring within Mexico, evidenced by the winning of the July 2000 presidential elections by the opposition party for the first time in 71 years, will result in increased growth and investment in Mexico, which will be beneficial to the company.

Manufacturing

         The company manufactures high-quality athletic footwear pursuant to purchase orders with Lotto, K-Swiss, Wilson, L.A. Gear, and Puma, through its wholly owned subsidiary, Nasco. The Nasco manufacturing facility consists of a 100,000 square foot building on nine acres of land housing manufacturing operations, offices and dormitories for the company's foreign technicians. The complex was built in 1994 to the company's specifications pursuant to an agreement with the State of Zacatecas and leased back to the company. The facility includes state-of-the-art manufacturing equipment purchased from Taiwan which enables the company to manufacture most types of footwear composed of a synthetic sole, glued and stitched to a variety of uppers (including athletic footwear, work shoes, casual shoes and outdoor and hiking footwear). Other than dress shoes and cowboy boots, this type of construction is considered to be at the high end of the value scale for these categories. The facility is located in a rural, agricultural area that provides a low-cost work force. The manufacturing of functional athletic footwear under international standards is a complex and difficult process, and very labor intensive. Most products require the sourcing of as many as twenty-five different materials and components which must meet all specifications and quality standards. Transformation to a finished product may take as many as eighty operations. Regional companies capable of providing this service within acceptable quality standards in an efficient and cost-effective basis are in great demand. Nasco's training and experience has been significant in obtaining sales to international sports brands, and the company intends to continue its technical development in search of new and profitable sales opportunities.


         The company has space and equipment to produce 90,000 pairs of shoes per month in a normal 45 hour work week with a single production shift. The company could either hire additional employees or purchase equipment in lieu of hiring employees to achieve a monthly production level of 90,000 pairs of shoes per month. Although the company has achieved a production level of 60,000 pairs of shoes per month, it is currently producing approximately 20,000-25,000 pairs of shoes per month due to financial constraints and a shift in corporate strategy. In 1997, the company ceased producing large orders of simpler less expensive shoes and sandals to customers such as Wal-Mart Stores, Inc. and began producing more complex value added athletic footwear which requires more operations and a greater variety of models. In December 1999, the company reconfigured its plant from mass production lines to production modules that permit greater production flexibility. The plant reconfiguration has resulted in greater output per employee, cross training, and the ability to efficiently produce a greater variety of models at the same time.


         The company intends to use approximately $250,000 of the proceeds from this offering to purchase automated stitching equipment to further increase the manufacturing productivity. The company believes that it has sufficient production capacity to meet current and projected demand for its current product lines.

Distribution


         The company is the exclusive manufacturer and distributor of the Italian brand Lotto for athletic footwear, sports wear and accessories in Mexico pursuant to a license agreement with Lotto originally entered into in 1990. The company's Lotto footwear products are manufactured primarily at the Nasco facility and distributed in Mexico through the company's 99%-owned subsidiary, Aarica Sport, S. A. de C. V. The company distributes these products primarily to sport boutique outlets and department stores. Beginning in January 2000, the company began importing from Asia certain models of Lotto athletic footwear to complement existing models manufactured at its Nasco plant.

                  We have an exclusive license agreement with L.A. Gear, Inc. for the design, manufacture and distribution of L.A. Gear shoes, accessories and clothing in Mexico. L.A. Gear products are sold through the same channels of distribution as our Lotto products. We have not been able to initiate the distribution of imported L.A.Gear athletic footwear due to the lack of financing; however, letters of credit have recently been established. We expect to receive our first 10,000 pairs of imported L.A.Gear athletic footwear in September 2000 to complement other models to be manufactured in our Nasco plant beginning in October 2000.


         We sell our products through an in-house sales force consisting of a national sales manager and seven representatives that are paid primarily on a commission basis. The company has established sales regions in Mexico. Sales regions and accounts are assigned to salesmen based upon their experience and past success. The internal sales force is directly responsible for calling on the retail trade locations in Mexico, which consist primarily of department stores, sport boutique shops, specialty stores and shoe stores. Orders are received by the responsible salesman and forwarded to administrative support personnel for processing. Orders in the vicinity of Mexico City are delivered by the company and orders outside of the Mexico City area are shipped by freight, collect. Shipments outside the country are normally paid in advance or supported by letters of credit.

Design

     Aarica Sport employs six persons in our Mexico City offices who spend full time on the design of sportswear, such as work-out clothing, jackets, training and running apparel, athletic carrying bags and athletic accessories such as soccer shin guards and goalie gloves for L.A. Gear and Lotto. These items are manufactured for us in Mexico for distribution through our subsidiaries, West Coast Sports S.A. de C.V. (L.A. Gear) and Aarica Sport (Lotto).

Other Products


         The company currently manufactures sports accessories such as goalie gloves and shin guards for soccer, at the Nasco facility for distribution under the Lotto brand name and intends to expand its manufactured products. Current plans include the development of a product line of shin guards and goalie gloves under the house brand "Aspro", to be marketed directly to retailers in the United States, Canada and Latin America. Aspro Sports Products Manufacturing, S.
A. de C. V. ("Aspro") was organized in 1997 to produce the accessories sold by Aarica Sport and to develop additional accessories for sale in Mexico and the United States. Management intends to concentrate on products that are compatible with products currently produced. The company's license agreements do not restrict the company from manufacturing or distributing products that compete with like category products covered by the license agreements.


License Agreements

         The company currently has a license agreement with Lotto for the manufacture and distribution in Mexico of sportswear, athletic footwear and related accessories. The Lotto license agreement began in 1990 and was renewed effective July 29, 1998, for an initial term of ten years with an automatic renewal for an additional ten years. Royalties are payable at 5% of net sales with minimum royalties of $110,000 for 2000, increasing by approximately 11% annually. In addition, the company is obligated to spend 4% of net sales on advertising, sales and promotion of Lotto products in the licensed territory.

         The company entered into an exclusive license agreement with L.A. Gear in March 1998, amended in November 1999, for the manufacture and distribution in Mexico and the United States of L.A. Gear footwear, apparel and related accessories. The L.A. Gear license agreement was entered into for an initial term of five years with an automatic renewal for five years. Royalties are payable at 4% of net sales, with minimum royalties of $75,000 in 2000, $100,000 in 2001, $150,000 in 2002 and $200,000 annually thereafter.

Raw Materials


         The Mexican footwear manufacturing industry is in an expansion mode and the infrastructure supporting raw material suppliers has been expanded and upgraded for the development of more complete and sophisticated product lines. The company has three suppliers that individually account for 13% or more of total raw material purchases. The materials provided by these suppliers are available from other sources within Mexico. The principal raw materials used by the company in the manufacture of athletic shoes are leather, woven and non-woven fabrics for shoe covering, pvc coated materials and foam padding. Most raw materials necessary to manufacture athletic footwear are available today in Mexico. All raw materials utilized by the company have multiple sources of supply, and Management believes that the loss of any particular supplier would not create an undue hardship on the company. There are few limitations in the importing of raw materials from non-treaty countries, and no limitations in purchasing from treaty countries such as the United States and Canada. The only major component the company currently purchases outside of Mexico is the outsole, which is imported from Asia with a 13% import duty. Outsoles are shipped by boat on a minimum 60-day delivery schedule. If the company is able to develop production on Nasco's assembly lines to meet Management's objective for economy of scale, the company would add an out-sole production facility to its manufacturing plant. The in-house production of outsoles would provide greater flexibility, greater control over delivery schedules, and a reduction in costs. In-house production would enable the company to sell excess production in the local market providing an additional source of revenue.


Trademarks

         The company uses the tradenames and trademarks "Aarica" in the categories of footwear, clothing and accessories. The tradenames and trademarks were registered in Mexico by Mr. Kolozs, who assigned the registrations to the company.

Competition

         The company competes in Mexico with a number of major brands such as Nike, Fila, Reebok and other local distributors for market share in its distribution operations. These major brands and some of the local brands have greater financial, marketing and sales resources than the company. The company's major brand competitors in distribution do not have facilities in Mexico for the manufacture of athletic footwear, the company's principal product. Management believes its modern manufacturing facility at Nasco gives it the ability to produce a greater variety of products than its competitors and offer more competitive pricing. In addition, the company competes favorably on the basis of pricing due to its Mexican based manufacturing and its high level of vertical integration. The company's principal competition, from a manufacturing perspective, is from Southeast Asian based footwear manufacturers. Management believes that the company's cost of production compares favorably to these competitors due to tariffs on goods imported from Southeast Asia.

Properties

         The company's commercial and distribution offices are located in Mexico City in a 40,000 square foot facility which also houses its marketing, sales, administrative, financial support, warehousing, product development and distribution operations. The current lease expires on September 30, 2005, with an annual rental of approximately $96,000 plus an added value tax, plus annual inflation increases. The company has an option to purchase the property for $1,000,000. The company considers this facility adequate for the foreseeable future. The company's United States office is based in Maitland, Florida consisting of approximately 1,500 square feet of executive office space at an annual rental of $8,000, one-half of which is paid by Mr. Kolozs, who also uses the space for personal purposes.


         The company manufactures its products in a 90,000 square foot facility in the State of Zacatecas, Mexico. The Government of Zacatecas arranged for the facility to be built on behalf of the company and the company executed a lease agreement which provided for an annual rental cost of approximately $100,000. From the inception of the lease, the company has been able to successfully negotiate a waiver of the rental payments through June 1999. The company is seeking a formal waiver of the rent for the years subsequent to June 1999. In the event the company is required to begin paying rent, the annual rental will be approximately $100,000, plus an added value tax, plus annual inflation increases under a lease agreement which expires in April 2000 but provides for a one year extension.

Company Policy on Prison and Child Labor

         It is the company's policy to ask its vendors to sign an agreement that they do not use child or prison labor in the manufacture of goods sold to the company.


Mexican Regulatory Matters

Environmental Regulation

         The company is subject to the provisions of the Ley General de Equilibrio Ecologico y Proteccion al Ambiente (the General Law on Ecology and Protection of the Environment, or the "Environmental Law"), the regulations issued thereunder and several technical environmental norms issued by the Secretaria de Ambiente, Recursos Naturales y Pesca (Ministry of the Environmental, Natural Resources and Fisheries or "SEMARNAP"), which is the federal ministry in Mexico in charge of supervising and regulating environmental matters. The SEMARNAP is, in turn, assisted by other governmental authorities such as the Secretaria de Salud (Ministry of Health), the Secretaria de Comunicacion y Transportes (Ministry of Transportation and Communications), the Secretaria de Marina (Secretary of Navy) and the Transportation and Communications), the Secretaria de Marina (Secretary of Navy) and the Secretaria de Energia (Ministry of Energy). In addition, the company is subject to environmental laws and regulations issued by the governments of each of the states of Mexico in which its facilities are located.

         The Environmental Law and regulations thereunder require that authorizations be obtained from SEMARNAP prior to carrying out any activity that may have an adverse impact on the environment. In particular, these environmental regulations address chemical, petrochemical and oil refining activities as well as the construction of gas pipelines. In order to obtain authorization, SEMARNAP requires the submission of an environmental impact analysis based upon such analysis and other information it may request. SEMARNAP is entitled to grant or deny its authorization for any activity.

         Since the enactment of the Environmental Law, several technical environmental regulations have been issued. These regulations are applicable to Mexican industry in general, and specifically set forth, among other things, permissible levels of emissions, water discharges and hazardous substances discharges as well as atmospheric pollution levels. Other technical regulations are issued for specific industries. The Mexican environmental regulatory framework is generally updated and revised annually.

         There are currently no material legal or administrative proceedings pending against the Company with respect to any environmental matters, and management does not believe that continued compliance with environmental laws will have a material adverse effect on the Company's financial condition or results of operations.

         The Company does not expect that the cost of maintaining compliance with environmental laws or environmental requirements related to NAFTA or the recent admission of Mexico to the Organization for Economic Cooperation and Development will cause a significant increase in the Company's environmental expenditures.

Foreign Investment Legislation

         Foreign investment in the capital stock of Mexican companies is regulated by the 1993 Ley de Inversion Extranjera (the "Foreign Investment Law") and the 1998 Regulations applicable thereto (the "Foreign Investment Regulations"). Under the Foreign Investment Law, foreign investment is defined, in general, as (i) the participation of foreign investors in the capital stock of Mexican corporations, or investments made therein by a Mexican corporation in which the foreign capital has a majority participation, and (ii) the participation of foreign investors in certain activities regulated by the Foreign Investment Law. Foreign investors are defined as individuals or entities that are not Mexican nationals. The Comision Nacional de Inversiones Extranjeras (the Foreign Investment Commission) and the Registro Nacional de Inversiones Extranjeras (the National Registry of Foreign Investments) of the Secretaria de Comercio y Fomento Industrial (the Ministry of Commerce and Industrial Development) are responsible for the administration of the Foreign Investment Law and the Foreign Investment Regulations.

         As a general rule, the Foreign Investment Law allows foreign investment in the capital stock of Mexican companies except those engaged in certain specified restricted industries. The company is not restricted as to ownership of subsidiaries in Mexico.


         Mexican federal law requires that each Mexican corporation shall have at least two shareholders.


Employees

         At March 31, 2000, the Company had approximately 460 administrative, sales, design and production employees.

Union Contract and Labor Relations

         With approximately 320 unionized workers, Nasco is the largest employer among the company and its subsidiaries. Nasco employees are affiliated with Confederacion de Trabajadores Mexicanos ("CTM"), the largest union in Mexico. The collective bargaining agreement between Nasco and CTM provides for yearly negotiations in the month of October, alternating between negotiations on wages in one year and benefits under the contract in the next year. Daily wages are categorized as (i) $3.30 for (A) category workers, (ii) $3.60 for (B) category -workers, and (iii) $4.15 for (C) category workers. Under the union contract, these wages are paid for seven days, although a normal work week consists of 45 hours. In addition, an on time and daily attendance bonus of $8.00 and food coupons worth $12.00 are provided monthly. Vacations range from one week for the first year to two weeks during the fourth year, and thereafter a bonus of 25% of base wages is added to vacation pay. Mexican labor laws mandate a bonus of 15 days to be paid on or before December 18 of each year. Under the union contract with Nasco, this bonus was extended to 17 days. Additionally, mandated social benefits, such as social security, housing subsidies and retirement funds are calculated at approximately 30% of base salary.

         The Company has a good working relationship with the union and its employees and has never experienced a work stoppage.

Mexican Labor Laws

Employee Severance Benefits

         In accordance with Mexican labor law, the company is liable for separation payments, which consist of the payment of three months plus 20 days of salary for each year of service to employees terminating under certain circumstances.

         The Company is also liable for seniority premium payments of 12 days of salary (up to a maximum of twice the minimum wage) for each year of service to employees who (i) retire or are terminated, once they have reached 15 years of service with the company; and (ii) are terminated under certain circumstances, with no seniority requirement. The majority of the company's employees have been recently hired and the potential seniority premium liability is not considered significant.

Employee Profit-Sharing

         The Mexican companies are subject to statutory employee profit sharing at a rate of 10% based on taxable income, after certain adjustments, primarily to exclude the effects of restated depreciation and the tax gain or loss from monetary position. The amount for 1999 was approximately $4,500. There were no distributions in 1998.

                             ADDITIONAL INFORMATION

         Aarica has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (including any amendments thereto) under the Securities Act with respect to the units offered. This prospectus does not contain all of the information, exhibits, and schedules contained in the registration statement. For further information about Aarica and the units, read the registration statement, the exhibits and any schedules attached. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, you are referred to a copy of each contract, document or exhibit filed with the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement, the exhibits, and the schedules filed with the Commission may be inspected, without charge, at the Commission's public reference facilities. These facilities are located at

o Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549; o Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661; and o Suite 1300, Seven World Trade Center, New York, New York 10048.

         Copies of the materials may also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

         As a result of this offering, Aarica will become subject to the reporting requirements of the Exchange Act. Therefore, we will file periodic reports, proxy statements, and other information with the Commission. Following the end of each calendar year, we will furnish our shareholders with annual reports containing audited consolidated financial statements certified by independent public accountants and proxy statements. For the first three quarters of each calendar year, we will provide quarterly reports containing unaudited consolidated financial information.

                                   MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding the Company's directors and executive officers at June 30, 2000.

         Name                                    Title                                              Age
         ----                                    -----                                              ---
         Carol Kolozs                            President, Director                                 53
         John J. Stitz                           Secretary, Treasurer, Chief Financial Officer       44
         James Schnorf (1)                       Director, Assistant Secretary                       46
         Patrick L. M. Williams (2)              Director                                            60
         Robert E. Schmidt, Jr. (3)              Director                                            60
--------------
(1)      Chairman of Audit Committee.
(2)      Member of Compensation Committee.
(3)      Member of Audit Committee and Compensation Committee.

         Our directors are elected at each annual meeting of shareholders. The officers are appointed annually by the board of directors. Officers and directors hold office until their respective successors are elected and qualified or until their earlier resignation or removal.

         Carol Kolozs is the founder and has been President and a director of the company since its organization in November 1998 and has held such positions with the Mexican subsidiaries since their organization in 1990. Mr. Kolozs has over 30 years experience in the United States and Mexico in domestic and international business ventures. From 1981 to 1985 Mr. Kolozs was owner of Lotto Southeast, a company that represented Lotto products in the Southeastern United States, where he was responsible for sales, marketing, and promotion of Lotto products. Lotto Southeast and Lotto U.S.A. were sold to HH Brown Shoe Company, a major United States footwear company, in 1985. Because of this association with Lotto, in 1989 Lotto offered Mr. Kolozs a license to distribute Lotto athletic footwear, clothing and accessories in Mexico. This license led to Mr. Kolozs founding Aarica Sport in 1990 as the first phase of an integrated business in Mexico for the manufacture and distribution of branded athletic products in Mexico, the United States and Latin America. He was awarded the "Palmas de Oro" (Golden Palms) Industrialist of the Year Award for all of Mexico in 1995 for his pioneering and development of Aarica' business concepts. Mr. Kolozs is a United States citizen and is bi-lingual in English and Spanish.

     John J. Stitz was appointed Secretary, Treasurer and Chief Financial Officer of the company in June 2000. Mr. Stitz was Vice President and Chief Financial Officer of RVM Industries, Inc., a publicly traded holding company in Akron, Ohio engaged through its subsidiaries in the manufacture of aluminum truck trailers, aluminum billets and extrusions and street signs. Mr. Stitz has over 15 years experience in financial management positions and six years as audit manager with a national accounting firm. His experience includes SEC reporting, consolidations and foreign currency translations. He is a Certified Public Accountant with a B. S. degree in Accountancy from Wake Forest University and an MBA from The Wharton School of the University of Pennsylvania. Mr. Stitz is bi-lingual in English and Spanish. He relocated to Mexico City in June 2000.

         James Schnorf was elected a Director and Secretary of the company in February 1999. He resigned as Secretary with the appointment of Mr. Stitz. He has been the Chief Financial Officer of Continental Capital & Equity Corporation ("Continental") since February 1998 and also serves as the General Manager. Continental is a financial public relations firm based in Longwood, Florida. His responsibilities include activities involving financing, taxes operations, risk management, management information systems, strategic agreements, mergers/acquisitions, and human resource matters. He possesses approximately ten years' experience from 1976 to 1985 in various managerial capacities at Caterpillar, Inc. a Fortune 100 manufacturer of earth moving equipment and diesel engines. Mr. Schnorf's experience also includes controller responsibilities from 1986 to 1987 for a division of Sequa Corp., a New York Stock Exchange entity specializing in the aerospace industry. From 1988 through 1995, Mr. Schnorf served as Chief Financial Officer and Secretary-Treasurer of Stevens Industries, Inc., a large manufacturer/distributor of laminate wood products. Before joining Continental, Mr. Schnorf was the Chief Executive Officer of Cardinal Capital, L.L.C., a limited liability company responsible for managing a fund that provides mezzanine financing and which takes controlling interest positions in emerging growth companies.. Mr. Schnorf earned a BS degree in accounting from Eastern Illinois University and an MBA from the University of Illinois. Certified as a CPA and CMA, Mr. Schnorf is an active member of the Mensa Society, the Institute of Certified Management Accountants, the American Institute of Certified Public Accountants, and the Financial Executives Institute. Mr. Schnorf is a past President of the Eastern Illinois University School of Business Advisory Board and a past member of the University of Illinois Executive MBA Alumni Association Board of Directors and was elected as the Year 2000 Distinguished Alumnus of the Eastern Illinois University School of Business.

        Patrick L. M. Williams was elected a director of the company in February 1999. Since June 1986, he has been Senior Executive Vice President of RDV Sports, Inc., Orlando, Florida. RDV Sports is the parent company of the Orlando Magic basketball team of the National Basketball Association, the Solar Bears of the International Hockey League and the Orlando Miracle of the Women's National Basketball League. Mr. Williams is responsible for administration, promotional and public relations activities for all teams owned by the parent company. In 1996, he was named one of the 50 most influential people in NBA history by a national publication. Mr. Williams also spent seven years in the Philadelphia Phillies organization of the National Baseball League, two as a player and five in the front office and was employed in the Minnesota Twins baseball organization for three years. Mr. Williams holds a bachelors degree in Physical Education from Wake Forest University and a masters degree in Physical Education from Indiana University.

     Robert E. Schmidt, Jr. was elected a director of the company in April 2000. Mr. Schmidt is Chief Executive Officer of Boulder Venture, Inc., headquartered in Milwaukee, Wisconsin with offices in Tampa and Ft. Lauderdale, Florida, Phoenix, Arizona and Denver, Colorado. Mr. Schmidt has operated under various company names since 1963 and continues to do so. In 1980, Mr. Schmidt formed a real estate development and construction company known as Corporate Development. The name Boulder Venture, Inc. ("Boulder Venture") was adopted in 1996. Boulder Venture is currently engaged in commercial real estate development on a national scale. Boulder Venture, directly or through various entities owned and controlled by Mr. Schmidt, has assets in excess of $140 million. Boulder Venture manages all properties in-house. The portfolio includes: Walgreens, 7-Eleven, Staples, Winn Dixie, Publix, Smiths, and ABCO (all food stores), Starbucks, Sams Clubs, Sears, Best Buy, Barnes and Noble, as well as apartment buildings, office buildings and other commercial properties. Mr. Schmidt is a past board member of the Metropolitan Builders Association of Greater Milwaukee, and a past member of NAHB Multi Family and Commercial Building Council.


Advisory Board; Audit and Compensation Committees

     The board of directors established an Advisory Board on April 12, 2000 and named Robert E. Schmidt, III, Chairman. It is anticipated that the company will add additional members to the Advisory Board and to activate the board upon completion of this offering. The duties of the Advisory Board and the Audit and Compensation Committees will be established at a later date. Robert E. Schmidt, III is the son of Robert E. Schmidt, Jr. He has been with Boulder Venture, Inc. for over ten years. and currently is President of the firm. Mr. Schmidt, III graduated from the University of Colorado in 1989, with a major in Economics.

Significant Employee

     Emanuel Bartoni, 29, has been employed by the company in its Mexico City offices since 1993 in various capacities. He was appointed Commercial Director of Aarica Sport S.A. de C.V. in 1995 and is responsible for the development of all products distributed by the company as well as procurement and marketing strategies. Mr. Bartoni is a citizen of Italy and was a consultant to Lotto S.
p. A., Italy, from August 1992 until October 1993 for new product development and distribution of soccer footwear, clothing and accessories in Europe. From September 1991 to October 1992 he helped develop and coordinate logistics and publicity for Adidas, Italy, for the Olympic Games in Barcelona, Spain.

Executive Compensation

         The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer (the "Named Executive Officer") for services rendered to the Company's subsidiaries in all capacities for the fiscal years ended December 31, 1998 and 1999. No other executive officer was paid more than $100,000 in salary and bonus for such fiscal years.

                           Summary Compensation Table

     Name and                                            Annual Compensation            All Other

Principal Position             Fiscal Year           Salary              Bonus        Compensation
------------------             -----------           ------              -----        -------------
Carol Kolozs, President     December 31, 1999         $148,000                  -              -
                            December 31, 1998         $148,000                  -              -
                            December 31, 1997         $148,000                  -              -

         The company recently hired John Stitz as Secretary, Treasurer and Chief Financial Officer at a base salary of $100,000 per year and intends to hire one or more vice-presidents and other executives. It is not anticipated that any one executive to be hired will be compensated at an annual rate in excess of $100,000. Compensation of Directors


         Directors who are employees of the company will not receive any remuneration in their capacity as directors. Outside directors will receive an annual retainer of $5,000 and $1,000 per meeting attended, $1,000 for chairing a committee of the board of directors, and $500 for each committee meeting attended. No compensation will be paid for telephonic meetings of the board or a committee. Outside directors may elect to receive an additional 5,000 options in lieu of the $5,000 annual retainer. As of the date hereof, Messrs. Schnorf, Williams and Schmidt have each elected to take the additional 5,000 options at the offering price of the Units in this offering in lieu of their $5,000 annual retainer. Outside directors will also participate in the company's stock option/share plan.


  Stock Compensation Plan

         In April 2000, the company adopted a stock compensation plan for key employees and directors pursuant to which such individuals may be granted options/shares involving an aggregate of up to 350,000 shares of common stock. Under the plan, shares of common stock may be granted as incentive compensation to employees, officers, directors, and advisor to the company or any parent, subsidiary or affiliate of the company.

         The number of shares reserved and the shares granted are subject to adjustment in the event of any subdivision, combination, or reclassification of shares. The plan will terminate in 2010. Either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options, or both may be granted at the discretion of the board of directors or a committee of the board of directors. The exercise price of any incentive option will not be less than the fair market value of the shares at the time the option is granted. The options granted are exercisable within the times or upon the events determined by the board or committee set forth in the grant, but no option is exercisable beyond ten years from the date of the grant. The board of directors or committee administering the plan will determine whether each option is to be an ISO or non-qualified stock option; the number of shares; the exercise price; the period during which the option may be exercised; and any other terms and conditions of the option. The holder of an option may pay the option price in cash, shares of the company with a fair market value equal to the purchase price, or partly in shares and partly in cash.

         The options can only be transferred by will or by the laws of descent and distribution. Except in the case of death, disability or change in control, no option shall be exercisable for more than 90 days after an employee ceases to be an employee unless the employment of the employee was terminated, as conclusively determined by the committee, due to disloyalty, dishonesty, illegal conduct, or gross negligence, in which case the option terminates upon termination of employment. An optionee who was a director or advisor to the company may at the time of this offering exercise his options at any time within three years after his status as a director or advisor is terminated to the extent that he was entitled to exercise his option at such date, unless his termination was due to death or disability. If an optionee's employment as an employee, director, or advisor, is terminated because of permanent disability or death, the committee shall have the right to extend the exercise period for not longer than five years from the date of termination. An optionee who becomes a director or advisor after this offering may exercise his options at any time within one year after his status as a director or advisor is terminated to the extent that he was entitled to exercise his option at such date, unless his termination was due to death or disability.

         The plan also permits the award of Stock Appreciation Rights to optionees. The committee may award to an optionee, with respect to each share of common stock covered by an option, a related SAR permitting the optionee to be paid the appreciation on the related option. An SAR granted with respect to an ISO must be granted together with the related option. An SAR granted with respect to a non-qualified option may be granted together with or subsequent to the grant of the related option. The exercise of the SAR shall cancel and terminate the right to purchase an equal number of shares covered by the related option.

         The plan can be amended or terminated at any time. The plan will be administered by the compensation committee of the board of directors which will be composed entirely of directors who are "disinterested persons" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The compensation committee currently consists of Patrick L. M. Williams and Robert E. Schmidt, Jr. At the date of this prospectus, options to purchase 25,000 shares at the public offering price of the common stock in this offering have been granted to each of the directors other than Mr. Kolozs. Such options ae exercisable immediately. In addition, options to purchase 100,000 shares each have been granted at the offering price of the common stock in this offering to John J. Stitz, Chief Financial Officer and Emanuel Bartoni, Commercial Director of Aarica Sport S.A. de C.V. Such options are exercisable 20% each year beginning in June 2001.

Indemnification

         The company's Articles of Incorporation provide for indemnification of any director, officer or former director or officer of the corporation to the fullest extent permitted by the Texas Business Corporation Act which provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability in his official capacity with the corporation, including expenses and legal fees. The company's By-laws also provide indemnification and, as provided by the Texas Business Corporation Act, empower the company to purchase and maintain insurance on behalf of any person who may be indemnified under the Texas Business Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to its Articles of Incorporation and By-laws, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the organization of the company, Carol Kolozs, President and a director of the company, acquired 2,600,000 shares of the company's Common stock in exchange for 99.9% of the outstanding stock of the Mexican holding company and the four Mexican subsidiaries. Mexican law requires that each Mexican corporation shall have at least two shareholders. The company owns 99.9% of the outstanding common stock of the Mexican holding company, which owns approximately 99% of the outstanding common stock of three Mexican subsidiaries and 80% of the outstanding common stock of Aspro. As the other shareholder, in compliance with Mexican law, Mr. Kolozs' owns one share of the Mexican holding company and one share of each of the four Mexican subsidiaries.

         In April 1998, Continental Capital and Equity Corporation ("CCEC") extended the company an unsecured revolving line of credit in the amount of $300,000 which bears interest at an annual rate of 10% on the unpaid principal balance thereof. The line of credit expired December 31, 1998, but was extended by CCEC until June 30, 2000. In June 2000, CCEC elected to capitalize the outstanding balance of approximately $300,000, including unpaid interest, in exchange for 150,000 shares of the company's stock from the personal holdings of Carol Kolozs.

 James R. Schnorf, an officer and director of CCEC, was elected a director of the company in February 1999.

         For its services related to this offering, CCEC will be paid a consulting fee equal to two percent of the gross proceeds of this offering, payable at the closing of the offering. CCEC was paid a fee equal to 200,000 shares of the company's common stock from the personal holdings of Mr. Kolozs for CCEC's services related to the private offering of common stock by the company in 1999. Subject to approval of the underwriter, 20% of all CCEC shares will be freely marketable, and the balance shall have "piggy back" registration rights. In June 2000, CCEC also was granted an option to purchase 250,000 shares at $2.00 per share. The company intends to retain CCEC for investor relations services after completion of this offering at an anticipated cost of $180,000 for a period of at least 12 months. In addition, CCEC may be granted an as yet undetermined number of options to purchase common stock at prices beginning at 110% to 120% of the offering price of the common stock in this offering.

         The company owed Schmidt International $1,478,820 at December 31, 1999. Robert E. Schmidt, Jr., a member of Schmidt International is a director of the company. Schmidt International has agreed to provide the company a borrowing line in an amount up to $2,600,000 and to provide guarantees or to discount certain letters of credit. The note evidencing the loan bears interest at the prime rate plus 5% (currently 14.5%), and is secured by the common stock of the company owned by Carol Kolozs and a lien on certain assets of the company. The company intends to repay the Schmidt International loan from the proceeds of this offering.

                             PRINCIPAL SHAREHOLDERS


The following table sets forth certain information as of August 14, 2000, regarding the beneficial ownership of the company's Common stock immediately prior to, and after, the sale of the Securities offered hereby, for o each person owning beneficially 5% or more of the Common stock, o each director and executive officer of the company, and o all directors and executive officers of the company as a group.


                                                                        Percent Owned

Name and Address of                            Number of             Before          After
Beneficial Owner                            Shares Owned          the Offering      the Offering


Carol Kolozs (1)                               2,250,000             75.0%             56.3%
195 Wekiva Springs Road

Longwood, Florida 32779


James Schnorf (2)                                635,000                  19.4               14.9
195 Wekiva Springs Road

Longwood, Florida 32779

Robert E. Schmidt, Jr. (3)                       225,000              7.4               5.6
4340 Hillsborough Avenue
Tampa, Florida 33614

Patrick L. M. Williams (4)                        25,000                 -              -
Two Magic Place
8701 Maitland Summit Blvd.
Orlando, Florida 32810

John J. Stitz                                      -0-                   -              -
Lago Chalco No. 156
Col. Anahuac
Mexico, D. F. 11320

All directors and executive officers

as a group (five persons) (5)                  3,135,000           94.3%                72.5%

--------

(1) Shares are pledged as collateral to Schmidt International for loans to the company from Schmidt International. If the over-allotment option is exercised in full, Mr. Kolozs' holdings would be 2,175,000 shares or 54.4 %.

(2) Held by CCEC, of which Mr. Schnorf is an officer and director. Includes options to purchase 250,000 shares at $2.00 per share within 60 days from the date of this prospectus. Mr. Schnorf disclaims beneficial interest in the shares held by CCEC. If the over-allotment option is exercised in full, CCEC's holdings would be 560,000 shares or 14.0%. Mr. Schnorf holds options to purchase 25,000 shares at the offering price of the shares offered hereby within 60 days from the date of this prospectus in his capacity as a director.

(3) Includes options to purchase 25,000 shares at the offering price of the shares offered hereby within 60 days from the date of this prospectus and 200,000 shares which the company has agreed to issue to Mr. Schmidt.

(4) Includes options to purchase 25,000 shares at the offering price of the shares offered hereby within 60 days from the date of this prospectus.

(5) If the over-allotment option is exercised in full, holdings would be 2,985,000 shares or 69.0% after the offering.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the company consists of 20,000,000 shares of common stock, $.01 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. As of June 30, 2000 there were 2,800,000 shares of common stock issued and outstanding and no shares of preferred stock outstanding. There were 19 holders of the common stock.

Units

         Each unit consists of one share of common stock and one warrant which entitles the holder to purchase one share of common stock at (120% of the offering price) until 2005. The shares and the warrants included in the units will automatically separate 30 days from the date of this prospectus, after which the common stock and warrants in the units will trade separately. If the over-allotment option is exercised, the selling shareholders will provide the shares included in the over-allotment units and the company will provide the warrants and the shares of common stock underlying such warrants.

Common Stock

         Shareholders are entitled to share ratably in any dividends paid on the common stock when, as and if declared by the board of directors. Each share of common stock is entitled to one vote on matters submitted to shareholders. Cumulative voting is denied. There are no preemptive or redemption rights available to shareholders of common stock. Upon liquidation, dissolution or winding up of Aarica, the holders of common stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of common stock are, and the shares, the units and the shares underlying the units, to be issued in this offering will be fully paid and non-assessable.

Redeemable Common Stock Purchase Warrants

         The warrants will be issued in registered form under, governed by, and subject to the terms of a warrant agreement between Aarica and American Stock Transfer & Trust Company as warrant agent. The following statements are brief summaries of certain provisions of the warrant agreement. Copies of the warrant agreement may be obtained from Aarica or the warrant agent and have been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part.

         Each warrant entitles the holder to purchase one share of common stock at an exercise price of $________ per share (120% of the offering price per share) at any time after the common stock and warrants become separately tradable until ( 5 years from the date of this prospectus). We may reduce the exercise price of the warrants for a period of at least 20 days. The right to exercise the warrants will terminate at the close of business on (5 years from the date of this prospectus). The warrants contain provisions that protect the warrant holders against dilution by adjustment of the exercise price in certain events, including but not limited to stock dividends, stock splits, reclassification or mergers. A warrant holder will not possess any rights as a shareholder of Aarica. Shares of common stock, when issued upon the exercise of the warrants in accordance with the terms thereof, will be fully paid and non-assessable.

         At any time after the warrants become separately tradable we may redeem some or all of the warrants at a call price of $0.05 per warrant, upon thirty
(30) day's prior written notice if the closing sale price of the common stock on the __________ Exchange has equaled or exceeded (150% of the offering price per share) for ten (10) consecutive days immediately preceding the notice of redemption.

         The warrants may be exercised only if a current prospectus relating to the underlying common stock is then in effect and only if the shares are qualified for sale or exempt from registration under the securities laws of the state or states in which the purchaser resides. So long as the warrants are outstanding, we have undertaken to file all post-effective amendments to the registration statement required to be filed under the Securities Act, and to take appropriate action under federal law and the securities laws of those states where the warrants were initially offered to permit the issuance and resale of the common stock issuable upon exercise of the warrants. However, there can be no assurance that we will be in a position to effect such action, and the failure to do so may cause the exercise of the warrants and the resale or other disposition of the common stock issued upon such exercise to become unlawful.

Preferred Stock

         The board of directors, without further action by the shareholders, is authorized to issue up to 3,000,000 shares of preferred stock, $.01 par value. The preferred shares may be issued in one or more series. The terms as to any series, as relates to any and all of the relative rights and preferences of shares, including without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, voting rights, dividend rights and preferences on liquidation will be determined by the board of directors. The issuance of preferred stock with voting and conversion rights could have an adverse affect on the voting power of the holders of the common stock. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to holders of the common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control. We have no plans or commitments to issue any shares of preferred stock.

Transfer Agent, Registrar and Warrant Agent

         The Transfer Agent, Registrar and Warrant Agent for the units, common stock and warrants will be American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have 4,000,000 shares of common stock issued and outstanding. Of these shares, the 1,000,000 shares sold in this offering will be freely tradable in the public market without restriction under the Securities Act, except shares purchased by an "affiliate" (as defined in the Securities Act) of Aarica. The remaining 2,800,000 shares, will be "restricted shares" within the meaning of the Securities Act. Restricted shares cannot be publicly sold unless registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as that provided by Rule 144 under the Securities Act.

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell restricted shares if at least one year has passed since the later of the date such shares were acquired from Aarica or any affiliate of Aarica. Rule 144 provides, however that within any three-month period such person may only sell up to the greater of 1% of the then outstanding shares of common stock (approximately 40,000 shares following the completion of this offering) or the average weekly trading volume in our shares during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information. Anyone who is not an affiliate for a period of at least 90 days is entitled to sell restricted shares under Rule 144 without regard to the limitations if at least two years have passed since the date such shares were acquired from us or any affiliate. Any affiliate is subject to such volume limitations regardless of how long the shares have been owned or how they were acquired.


         After this offering, Mr. Kolozs will own 2,250,000 shares of the common stock (2,175,000 if his allotted shares are sold in the over-allotment option). Mr. Kolozs and the other officers and directors will enter into an agreement with the underwriters agreeing not to sell or otherwise dispose of any shares for one year after the date of this prospectus without the prior written consent of the underwriters. The 200,000 shares acquired in a private offering in June 1999 Became eligible for sale under Rule 144 in June 2000. The 150,000 shares acquired by CCEC in June 2000, will be eligible for sale under Rule 144 in June 2001. These shares, together with any of the 200,000 shares received by CCEC in June 1999 not sold in the over-allotment will be subject to a six-month lock-up.


         We cannot predict the effect, if any, that an offer or sale of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted shares in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

                              Plan of distribution

         Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Institutional Equity Corporation., has severally agreed to purchase from us and we have agreed to sell to the underwriters, the respective number of units set forth opposite their respective names at the initial public offering price, less the underwriting discounts set forth on the cover page of this prospectus:

         Underwriters                                           Number of Units

         Institutional Equity Corporation

         Total                                                  1,000,000

         The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock and our warrants are subject to approval of certain legal matters by counsel to the underwriter and to certain other events. The underwriters are obligated to purchase all shares of common stock and warrants we are offering (other than those covered by the over-allotment option described below), if any such shares are purchased.

         We have been advised by the representatives of the underwriters that the underwriters propose initially to offer the units to the public at the offering price set forth on the cover page of this prospectus and through members of the NASD. The representatives have also advised us that the underwriters may allow a concession, not in excess of $___ per unit, and in their discretion, to certain domestic dealers who are members of the NASD and which domestic dealers agree to sell our securities in conformity with the NASD Conduct Rules. The initial public offering price and concessions will not be changed by the representatives until after the offering has been completed.

         At the closing of the sale of our securities that we are offering, we will sell to the underwriters, the underwriter's warrants, for nominal consideration, entitling the underwriters to purchase an aggregate of 100,000 units containing 100,000 shares of common stock and 100,000 warrants. The underwriters' warrants shall be non-exercisable and non-transferable, other than a transfer to affiliates of the underwriters or members of the selling group for a period of twelve months following the effective date. The underwriters' warrants and the underlying securities shall contain anti-dilution provisions and are redeemable. The underwriters' warrants will be exercisable for a period of four years commencing one year following the effective date and, if the underwriters' warrants are not exercised during such period, they shall, by their own terms, automatically expire.

         The exercise price of each underwriters' warrants shall be:

o        $____ per unit and
o        $____ per share of common stock underlying the warrant,

which are 120% of the public offering price of our units and 150% of public offering price of the shares of common stock underlying our warrants.

         In addition, we have granted to the underwriters a single demand registration right and unlimited piggy back registration rights with respect to our common stock and our warrants underlying the underwriter's warrants for a period commencing at the beginning of the second year and concluding at the end of the fifth year following the effective date.

         The warrants will not be redeemable for a period of twelve months following the effective date, at which time the warrants may be redeemed by us for $0.05 per warrant on not less than thirty days prior written notice, subject to exercise by the underwriters, if the closing bid price for our common stock has been at least $___ per share for thirty consecutive trading days. If we exercise our right to redeem warrants, the warrants may still be exercised by the underwriters until the close of business on the day immediately before the date fixed for redemption. If any warrant called for redemption is not exercised by such time, it will not be exercisable, and the underwriters will be entitled only to the redemption price.

         We may not redeem the warrants at any time that a current registration statement under the Securities Act covering the shares of common stock issuable upon exercise of our warrants is not in effect. The issuance of such shares to the underwriters must be registered, qualified or exempt under the laws of the state in which the underwriters reside. If required, we will file a new registration statement with the Securities and Exchange Commission with respect to the securities underlying the warrants prior to the exercise of such warrants and will deliver a prospectus with respect to such securities to the underwriter as required by Section 10(a)(3) of the Securities Act.

         Under Rule 2710(a)(7)(A) of the NASD Conduct Rules, the warrants acquired by the underwriters will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of this offering, except to officers or partners (not directors) of the underwriters and members of the selling group and their officers or partners.

         In addition to the above, we have granted to the underwriters an option exercisable for 45 days from the effective date, to purchase up to an additional 150,000 units containing 150,000 shares of common stock and 150,000 warrants at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriters, or the underwriters individually at their option, may exercise this option solely to cover over-allotments in the sale of our securities being offered by this prospectus.

         Prior to this offering, there has been no public market for our securities and there can be no assurances that an active public market for our securities will be developed or, if developed, sustained after this offering. The initial public offering price of our units and the exercise price and terms of our warrants have been arbitrarily determined by negotiations between us and the underwriters and may bear no relationship to our current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included:

o        an evaluation by our management and the underwriters of the history of and prospects for the industry in which we compete,
o        an assessment of management,
o        our prospects,
o        our capital structure, and
o        certain other factors deemed relevant.

         The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the shares of class A common stock and/or warrants will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that our units, shares of common stock and/or warrants can be resold at any time at the initial public offering prices or any other prices.

         We have agreed to pay our underwriters an underwriting discount as a commission equal to ten percent of the gross proceeds of this offering, including the gross proceeds from the sale of the over-allotment option, if exercised. We have also agreed to reimburse the underwriters on a non-accountable basis for their expenses in the amount of two percent of the gross proceeds of this offering, including proceeds from any securities purchased under the over-allotment option. The underwriters' expenses in excess of the non-accountable expense allowance will be paid by the underwriters. To the extent that the expenses of the underwriters are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the underwriters.


         If the underwriters, at their election at any time one year after the date of this prospectus, solicits the exercise of the warrants, Aarica will be obligated, subject to certain conditions, to pay the underwriters a warrant solicitation fee equal to 5% of the aggregate proceeds received by Aarica as a result of the solicitation. No warrant solicitation fees will be paid within one year after the date of this prospectus. No solicitation fee will be paid if the market price of the common stock is lower than the then exercise price of the warrants. No solicitation fee will be paid if the warrants being exercised are held in a discretionary account at the time of their exercise, except where prior specific approval for exercise is received from the customer exercising the warrants and no solicitation fee will be paid unless the customer exercising thee warrants states in writing that the exercise was solicited and designates in writing the underwriters or other broker-dealer to receive compensation in connection with the exercise.


         We have agreed to indemnify the underwriters against any costs or liabilities incurred by the underwriters by reasons of misstatements or omissions to state material facts in connection with statements made in the registration statement or the prospectus. The underwriters have, in turn agreed to indemnify us against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the prospectus, based on information relating to the underwriters and furnished in writing by the underwriters. To the extent that this indemnification may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.


         Shares of common stock held by our existing shareholders immediately prior to the effective date and any other securities issued for a period of twelve months from the effective date (other than those offered in this prospectus, including the underlying securities, the underwriters' warrants and the underlying the securities), are subject to a one year lock-up period, with the exception of 200,000 shares of common stock issued in connection with bridge financing in the amount of $500,000, and any of CCEC's shares acquired in July 1999 which are not sold in the over-allotment option, which are subject to a six month lock-up period. CCEC's 150,000 shares acquired in June 2000, as consideration of cancellation of approximately $300,000 of debt will be subject
o a six month lock-up from the effective dated of this prospectus and become eligible for sale under Rule 144 in June 2001. The lock-up periods begin on the later of the date of issuance or the effective date, and are subject to early termination at the sole discretion of the underwriters. An appropriate legend referring to these restrictions will be marked on the face of the certificates representing all such securities. Moreover, for a period of twelve months from the effective date, we will not sell or otherwise dispose of any securities without the prior written consent of the underwriters.


         The underwriters shall have the right to designate a member of the board of directors, or at the underwriters' option, to designate one individual to attend the meetings of our board of directors for a period of five years after the effective date. If Robert A. Shuey, III, a principal of Institutional Equity Corporation, is designated as a member of the board of directors, he will receive an annual retainer of $5,000 and $1,000 per meeting attended, $1,000 for chairing a committee of the board of directors, and $500 for each committee meeting attended.

         The foregoing is a summary of the principal terms of the agreement described above and does not purport to be complete. Reference is made to the underwriting agreement which is filed as an exhibit to the registration statement.

         Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock and warrants, including stabilizing transactions in accordance with Rule 104 of Regulation M. Under Regulation M persons may bid for or purchase of common stock for the purpose of stabilizing its market price.

In connection with this offering, certain underwriters may engage in passive market making transactions in the units on the _______exchange in accordance with Rule 103 of Regulation M.

Listing application

We intend to apply for listing of the units, common stock and warrants on the ______ Exchange under the trading symbols ____ ,____ ,and ____, respectively.

                                  LEGAL MATTERS

         Legal matters in connection with our class A common stock and our warrants being offered in this prospectus will be passed upon for us by Maurice
J. Bates, L.L.C., Dallas, Texas. Certain legal matters will be passed upon for the underwriters by the law firm of Wolin, Ridley & Miller, LLP, Dallas, Texas.

                                     EXPERTS


         The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports

                    Report of Independent Public Accountants

To the Shareholders of
Aarica Holdings, Inc. and Subsidiaries,

We have audited the accompanying consolidated balance sheets of AARICA HoldingS, inc. (a United States corporation) AND SUBSIDIARIES (see Note 1) as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the accompanying financial statements, the Company was reorganized during 1998. As a result, Aarica Holdings, Inc. was incorporated on November 2, 1998 to become the holding company of all of the companies of the group. Since the reorganization involved a combination of companies with common stockholders, it was accounted for in a manner similar to a pooling-of-interests by retroactively reflecting the reorganization in the accompanying financial statements as if it had occurred as of the beginning of the earliest period presented.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aarica Holdings, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

July 15, 2000

                     Aarica Holdings, Inc. and Subsidiaries

          Consolidated balance sheets as of December 31, 1999 and 1998
                            (Stated in U.S. dollars)


Assets

                                                                           1999                1998
                                                                  ----------------   --------------
Current assets:
      Cash and cash equivalents-
         Available                                                   214,654            254,409
         Restricted                                                  262,544                 -


                                                                  ----------------------------------------
                                                                      477,198          254,409

      Accounts receivable-
         Trade                                                      1,598,320          903,026
         Other                                                        146,222          104,729

                                                                  ----------------------------------------
                                                                  1,744,542          1,007,755

      Inventories                                                 1,544,696          1,706,650
      Prepaid expenses                                            27,658             20,908

                                                                  ----------------------------------------
                  Total current assets                            3,794,094          2,989,722

Machinery and equipment                                           830,079            1,014,717

Other assets                                                      8,882              7,252

                                                                  ----------------------------------------
                                Total assets                   $ 4,633,055          $ 4,011,691
                                                                  ===========        ===========

                 The   accompanying   notes  are  an  integral   part  of  these
consolidated balance sheets.

                     Aarica Holdings, Inc. and Subsidiaries

          Consolidated balance sheets as of December 31, 1999 and 1998
                            (Stated in U.S. dollars)


Liabilities and shareholders' deficit

                                                                          1999                1998
                                                                 ----------------   --------------
Current liabilities:

    Suppliers                                                        $  1,352,280      $
                                                                                   927,240

    Accrued taxes                                                1,355,392          853,687
    Notes payable to related parties                             1,852,111          953,489
    Other accounts payable and accrued liabilities               1,319,356          740,725

                                                                 ----------------------------------------
                  Total current liabilities                      5,879,139          3,475,141



Long-term debt                                                   -                  4,335,213







Shareholders' deficit:

    Common stock, $.01 par value; 20,000,000 authorized shares; 2,800,000 and 2,600,000 shares outstanding at December 31, 1999 and1998,

      respectively                                               28,000             26,000
    Preferred stock, $.01 par value; 3,000,000
      authorized shares                                          -                  -
    Additional paid-in capital                                   418,010            -

                                                                 ----------------------------------------
                                                                 446,010            26,000
    Accumulated losses                                           (1,692,094)        (3,824,663)

                                                                 ----------------------------------------
                  Total shareholders' deficit                    (1,246,084)        (3,798,663)

                                                                 ----------------------------------------
                  Total liabilities and shareholders'            $      4,633,055   $      4,011,691
deficit

                                                                 ===========        ===========

                 The   accompanying   notes  are  an  integral   part  of  these
consolidated balance sheets.

                     Aarica Holdings, Inc. and Subsidiaries

                     Consolidated statements of operations
                 For the years ended December 31, 1999 and 1998
                            (Stated in U.S. dollars)


                                                                                              1999               1998
                                                                                     ----------------   -------------

Net sales                                                                         $ 5,433,254   $      5,742,454

Cost of sales                                                                       5,146,857          4,661,644

                                                                                     ---------------------------------------
                           Gross profit                                              286,397            1,080,810

Operating expenses:

    Selling, general and administrative                                              1,540,461          1,397,621

                                                                                     ----------------------------------------
                  Operating loss                                                     (1,254,064)        (316,811)

Other income (expenses):

    Interest, net                                                                    (233,842)          (409,158)
    Translation loss                                                                 (157,102)          (136,343)
    Other, net                                                                       (221,996)          665

                                                                                     ---------------------------------------
                                                                                     (612,940)          (544,836)

                                                                                     ---------------------------------------
                  Loss before asset tax                                              (1,867,004)        (861,647)

Provision for asset tax                                                              51,829             69,609

                                                                                     ---------------------------------------
                  Loss before extraordinary item                                     (1,918,833)        (931,256)

Extraordinary item - Bank and creditor settlements                                   4,051,402          1,326,117

                                                                                     ---------------------------------------
                  Net income                                                       $  2,132,569   $        394,861
                                                                                     ===========        ===========

    Weighted average shares                                                          2,703,836          2,600,000
                                                                                     ===========        ===========
Basic and diluted earnings per share:

    Loss before extraordinary item                                                 $    (0.71)         $    (0.36)
    Extraordinary item                                                                   1.50                0.51

                                                                                     ---------------------------------------
    Net income                                                                       $    0.79           $    0.15
                                                                                     ===========        ===========



                   The  accompanying   notes  are  an  integral  part  of  these
consolidated statements.

                     Aarica Holdings, Inc. and Subsidiaries

                Consolidated statements of shareholders' deficit
                 For the years ended December 31, 1999 and 1998
                            (Stated in U.S. dollars)




                                                 Capital   Stock            Additional                              Total
                                          --------------- --------------
                                                                              Paid-in         Accumulated       Shareholders'
                                              Shares          Amount          Capital              Losses
                                              ------          ------          -------       ----------------
                                                                                                                   Deficit
Balance as of December 31, 1997                2,600,000       $ 26,000       $        -      $   (4,219,524)    $   (4,193,524)

    Net income                                       -              -            394,861            394,861                  -
                                          ----------------------------------    -------------------  ----------------------------
Balance as of December 31, 1998                2,600,000         26,000            -             (3,824,663)        (3,798,663)

    Issuance of common shares                    200,000          2,000         418,010                 -               420,010

    Net income                                       -              -                       -        2,132,569        2,132,569

Balance as of December 31, 1999           ----------------    ------------------- ----------------  -------------------
                                             2,800,000          $ 28,000    $     418,010       $   (1,692,094)    $  (1,246,084)
                                            =========          ============    ============       ==========   =========








              The accompanying notes are an integral part of these
                            consolidated statements.

                     Aarica Holdings, Inc. and Subsidiaries

                     Consolidated statements of cash flows
                 For the years ended December 31, 1999 and 1998
                            (Stated in U.S. dollars)

                                                                                               1999                1998
                                                                                      ----------------    -------------
Cash flows from operating activities:

    Net income                                                                        $    2,132,569      $        394,861

    Adjustments to reconcile net income to net cash provided by (used in)
       operating activities-
           Depreciation and amortization                                                        215,922            195,411
           Decrease (increase) in-
                  Trade receivables                                                           (660,047)             75,896
                  Other accounts receivable                                                    (37,567)            161,481
                  Prepaid expenses                                                              (8,502)             18,204
                  Inventories                                                                   161,954           (24,612)
           Increase (decrease) in-
                  Suppliers                                                                     390,041             33,157
                  Accrued taxes                                                                 469,027            270,721
                  Notes payable to related parties                                              860,726          (728,459)
                  Other accounts payable and accrued liabilities                                552,653           (88,679)

                                                                                      -----------------------------------------
                  Net cash provided by operating activities                                   4,076,776            307,981

Cash flows from investing activities:

    Additions to machinery and equipment                                                       (31,284)          (259,708)
    Other assets                                                                                (1,363)             27,285

                                                                                      -----------------------------------------
                  Net cash used in investing activities                                        (32,647)          (232,423)

Cash flows from financing activities:

    Proceeds from long-term debt                                                            (3,722,727)            377,149
      Loan payments                                                                           (750,000)          -
    Increase in capital stock                                                                   420,010          -

                                                                                      -----------------------------------------
                  Net cash (used in) provided by financing activities                       (4,052,717)            377,149

                                                                                      -----------------------------------------

Effect of exchange rate changes on cash                                                         231,377          (600,736)

                  Net increase (decrease) in cash and cash equivalents                          222,789          (148,029)

                  Cash and cash equivalents at beginning of year                                254,409            402,438

                                                                                      -----------------------------------------
                  Cash and cash equivalents at end of year                                    $ 477,198         $  254,409
                                                                                            ===========        ===========
Supplemental cash flow disclosures:

                  Income taxes paid                                                           $  40,904          $  36,197
                                                                                            ===========        ===========
                  Interest paid                                                               $  19,542         $ -
                                                                                            ===========        ===========
                   The  accompanying   notes  are  an  integral  part  of  these
consolidated statements.

Aarica Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements as of December 31, 1999 and 1998 (Stated in U.S. dollars)



Aarica Holdings, Inc. and Subsidiaries

Notes to consolidated financial statements as of December 31, 1999 and 1998 (Stated in U.S. dollars)





1        Description of business and summary of significant accounting policies:
-------------------------------------------------------------------------------

Description of business-

The Company through its subsidiaries designs, manufactures and sells athletic footwear and sportswear principally in Mexico. The primary customers are large, international footwear distributors as well as distributors and retailers in Mexico. The Company has a manufacturing facility in Fresnillo, Zacatecas, Mexico and a distribution facility and administrative office in Mexico City.

The Company has received a letter of intent from Institutional Equity Corporation of Dallas, Texas for a proposed firm commitment underwriting to raise approximately $10 million from the issuance of units consisting of common stock and warrants to purchase common stock in an initial public offering. The Company anticipates filing a registration statement with the Securities and Exchange Commission on Form SB-2 in August 2000 in anticipation of a late 2000 offering.

Use of estimates-

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and use certain assumptions that affect the reported amounts of assets and liabilities and the required disclosure of contingent assets and liabilities in the financial statements. Actual results could differ from those estimates.

Basis of presentation-

The  accompanying   consolidated  financial  statements  include  the  financial statements of Aarica Holdings, Inc. and its wholly-owned subsidiary, Aarica Holdings Mexico, S.A. de C.V., which in turn has the following subsidiaries:

                                                                                   % Ownership

                -        Aarica Sport, S.A. de C.V.                                     99.9
                -        Taimex Industries, S.A. de C.V.                               100.0
                -        Aarica Sport Products Manufacturing, S.A. de C.V.              80.0
                -        West Coast Sports, S.A. de C.V.                                99.9

The Company was reorganized during 1998. As a result, Aarica Holdings Mexico, S.A. de C.V. was incorporated in December 1998 to become the holding company of all of the Mexican companies of the group. Additionally, Aarica Holdings, Inc was incorporated in November 1998 as the owner of the Mexican holding company. Since the reorganization involved a combination of companies with common stockholders, it was accounted for in a manner similar to a pooling-of-interests by retroactively reflecting the reorganization in the accompanying financial statements as if it had occurred as of the earliest period presented.

All significant intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements. The minority interest was not recorded, since the effect was negative as of December 31, 1999 and 1998.

Consolidation of foreign subsidiaries-

Aarica Holdings, Inc., a holding company without any substantive operations, is incorporated in the United States and records its transactions in U.S. dollars. However, all of its subsidiaries are Mexican corporations that record all of their transactions and operations in Mexican pesos.

The functional currency of the Mexican operations is considered to be the U.S. dollar. Accordingly, all Mexican peso amounts are translated into U.S. dollars using the "remeasurement " approach prescribed by Statement of Financial Accounting Standards ("SFAS") No. 52, as follows:


(a)      Quoted year-end rates of exchange are used to remeasure monetary assets and liabilities.

(b) All nonmonetary assets and shareholders' deficit accounts are remeasured at the rates of exchange in effect at the time the items were originally recorded.

(c) Revenues and expenses are remeasured at the average rates of exchange in effect during the year, except for cost of sales, depreciation and amortization, which are translated at the rates of exchange in effect when the respective assets were manufactured or acquired.

(d) The translation gain or loss arising from the remeasurement is included in the determination of net income or loss of the period.

Adjustments to conform with accounting principles generally accepted in the United States-

Certain accounting policies applied by the Mexican subsidiaries in their accounts (and in their financial statements prepared for use in Mexico) conform with accounting principles generally accepted in Mexico, but do not conform with accounting principles generally accepted in the United States. The accompanying consolidated financial statements have been prepared for use in the United States and, as explained below, reflect certain adjustments required to conform them with the accounting principles generally accepted in that country. Those adjustments are as follows:

- The Mexican subsidiaries prepare their local financial statements recognizing the effects of inflation as required by accounting principles generally accepted in Mexico. These effects are not reflected in the accompanying consolidated financial statements since this accounting practice does not conform with accounting principles generally accepted in the United States.

- In accordance with accounting principles generally accepted in Mexico, the Mexican subsidiaries record by means of the liability method the future effects of income taxes and employee profit sharing related to the cumulative temporary differences between accounting and taxable income, which arise from specific items whose turnaround period can be determined and that are not expected to be replaced by items of a similar nature and amount. Since there are no significant nonrecurring temporary differences, the Mexican subsidiaries have not recorded any deferred or prepaid income taxes or employee profit sharing effects in their local currency financial statements. In accordance with accounting principles generally accepted in the United States, the Mexican subsidiaries recognize by means of the liability method the deferred and/or prepaid effects resulting from all temporary differences.

-

The Mexican subsidiaries amortize preoperating expenses over a five-year term for local financial statement purposes. However, such deferral does not conform with accounting principles generally accepted in the United
      States, and accordingly in the accompanying consolidated financial statements such expenses were charged against income when incurred.

Cash equivalents-

Cash equivalents are primarily bank deposits valued at market (cost plus accrued interest). In addition, cash equivalents at December 31, 1999 include a restricted trust fund to guarantee letters of credit issued by the Company in the amount of $262,544.

Inventories-

All inventories are stated at average cost, which does not exceed market.

Machinery and equipment-

Machinery and equipment are stated at cost. When machinery and equipment are retired or otherwise disposed of, the cost is removed from the books, accumulated depreciation is charged with an amount equivalent to the depreciation previously provided on the retired asset, and the difference is charged or credited to income.

Depreciation of machinery and equipment is calculated using the straight-line method over the following estimated useful lives:

                                                                       Years

                Machinery and equipment                                   10
                Molds                                                      3
                Furniture and fixtures                                    10
                Transportation equipment                                   4
                Computer equipment                                         3

Impairment of long-lived assets-

SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of", requires that long-lived assets, such as machinery and equipment, and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The amount of impairment, if any, is measured based on projected future cash flows (using a discount rate reflecting the Company's average cost of funds) compared to the carrying value of those assets.

Employee severance benefits-

In accordance with Mexican Labor Law, the Mexican subsidiaries are liable for separation payments, which consist of the payment of three months plus 20 days of salary for each year of service to employees terminating under certain circumstances. These payments are charged to the results of the period in which they are made, since they have no vesting provisions.

Also under Mexican Labor Law, the Mexican subsidiaries are also liable for seniority premium payments of 12 days of salary (up to a maximum of twice the minimum wage) for each year of service to employees who:

     - Retire or are terminated, once they have reached 15 or more years of service with the Company.

- Are terminated under certain circumstances, regardless of the years of service to the Company.

This seniority premium benefit qualifies as a defined benefit plan under SFAS No. 87. However, since the average seniority of the Company's employees is very low due to the high turnover of its employees, the potential seniority premium liability is not considered significant and thus has not been recorded.

Income taxes-

Deferred income taxes are provided by the liability method for all temporary differences between the amounts of assets and liabilities for financial and tax reporting purposes, computed in accordance with SFAS No. 109, "Accounting for Income Taxes".

Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established for any deferred tax asset for which it is more likely than not that the related benefits will not be realized.

Financial instruments-

The Company's financial instruments include cash equivalents, accounts receivable, accounts payable and notes payable. Due to the short-term nature of these items, the fair value of these instruments approximates their recorded value. Additionally, the Company does not have material financial instruments with off-balance sheet risk.

Revenue recognition-

Sales and related cost of sales are recorded when goods are delivered by us to the customers.

Advertising costs-

Advertising  costs  (approximately   $47,000  and  $32,000  in  1999  and  1998,
respectively) are expensed as incurred.

Recently issued accounting pronouncements-

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes the accounting and reporting standards for all derivative financial instruments, including those embedded in other contracts, and for hedging activities. The statement, to be applied prospectively, will be effective for the Company's quarter ending March 31, 2001. The Company does not presently have any derivative financial instruments; however, there can be no assurance that the Company will not utilize in derivative financial instruments in the future.

                    Inventories:

                                                                                             1999               1998
                                                                                    ----------------   -------------

                Raw materials                                                      $ 913,179      $    773,720
                Work in progress                                                    128,442            431,185
                Finished goods                                                      256,451            246,373

                                                                                    ----------------  --------------
                                                                                    1,298,072          1,451,278
                Merchandise in transit                                              246,624            255,372

                                                                                    ----------------- -----------------
                                                                           $      1,544,696         $ 1,706,650
                                                                                    ===========      ===========



As of December 31, 1999, irrevocable letters of credit in the amount of $276,490 were issued related to purchase commitments of inventories with foreign suppliers.

3        Machinery and equipment:

                                                                                     1999               1998
                                                                                -------------   -------------

                Machinery and equipment                                     $    1,175,941     $    1,175,941
                Molds                                                               36,203             33,662
                Furniture and fixtures                                              249,866            226,166
                Transportation equipment                                            81,619             76,576
                Computer equipment                                                  99,790             99,790

                                                                            ---------------------------------------
                                                                                    1,643,419          1,612,135
                Less : Accumulated depreciation                                     (813,340)          (597,418)

                                                                             ---------------------------------------
                                                                              $       830,079   $      1,014,717
                                                                                    ===========        ===========

The Company manufactures its products at its facility in the State of Zacatecas, Mexico. The government of Zacatecas arranged for the facility to be built on behalf of the Company, and the Company executed a lease agreement that provided for an annual rental cost of approximately $100,000. From the inception of the lease through June 1999, the Company has been able to successfully negotiate a waiver of the rental payments. The Company is seeking a formal waiver of the rent subsequent to June 1999. In the event the Company is required to begin paying rent, the annual rental will be approximately $100,000, plus value-added tax, with annual Mexican inflation increases under a lease agreement which expires in April 2001 that includes for a one-year extension option. The Company has accrued $57,500 at December 31, 1999 with respect to this matter.

The Company's commercial and distribution offices are located in Mexico City. The current lease expires on September 30, 2005, with an annual rental of approximately $96,000 plus value-added tax, with annual Mexican inflation increases. The Company paid approximately $75,947 and $75,973 in 1999 and 1998, respectively, for the rent of the facility in Mexico City. The Company's United States office is based in Maitland, Florida, and its annual rental is $8,000.

4        Long-term debt:

     On January 14, 2000, Aarica Sport, S.A. de C.V. and Taimex Industries, S.A. de C.V. completed the restructuring of their long-term debt of $4,506,096 with Banco Bilbao Vizcaya Mexico, S.A. (BBV). As a result of this restructuring, $3,756,096 of principal and interest was forgiven and is presented in the statement of operations as an extraordinary gain. The residual amount of $750,000 was paid in January 2000 with borrowings from Schmidt International, LLC . Because the negotiation of this agreement was completed in December 1999, this transaction was recorded as of December 31, 1999. An additional settlement of $295,306 with creditors was also recorded as an extraordinary gain.

A prior debt settlement with BBV resulted in an extraordinary gain of $935,329 in 1998. The Company also had settlements with other creditors that generated additional extraordinary gains of $390,788 in 1998.

5        Notes payable to related parties:

Notes payable to related parties are as follows:


                                                                                             1999               1998
                                                                                    ----------------   -------------

                Schmidt International, LLC                                          $      1,478,820   $        251,264
                Continental Capital & Equity Corporation                            280,012            295,393
                Carol Kolozs                                                        93,279             406,832

                                                                                    ----------------------------------------
                                                                                    $      1,852,111   $        953,489
                                                                                    ===========        ===========

The Company had interest expense with related parties of $68,081 and $50,231 in 1999 and 1998, respectively.

As part of its debt restructuring, the Company signed a note payable to Schmidt International, LLC (Schmidt) for $1,478,820 and another to Continental Capital & Equity Corporation (CCEC) for $280,012. The notes payable to Schmidt and CCEC bear annual interest rates of Prime + 5% and 10%, respectively. The Schmidt note is secured by 2,400,000 shares of the Company owned by Carol Kolozs, majority shareholder, President and Director of the Company.

In June 2000 the Company obtained an additional loan from Schmidt Int. in the amount of $600,000 to provide working capital and funds for a portion of the costs of the planned initial public offering (IPO). The loan is due October 31, 2000, bears interest at the rate of prime plus 5% per annum (14.50% as of June 30, 2000), and requires interest payments only until maturity date. Management believes the Company will be able to successfully negotiate an extension of the maturity date if the IPO is not consummated by October 31,2000.

On June 29, 2000 CCEC exchanged its outstanding principal and interest from its revolving credit line to the Company in the approximate balance of $300,000 for 150,000 shares of common stock from the personal holdings of Carol Kolozs, majority shareholder, President and Director of the Company. The conversion of the note agreement established certain restrictions and obligations for the Company, of which the most important are:

- The Company is limited in the quantity of shares (and the respective share prices) that can be issued (other than the IPO) without the consent of CCEC.

- A purchase option for up to 250,000 new shares of the Company's common stock at a price of $2.00 per share was issued to CCEC for services provided through June 2000. Also, in the event the IPO has not been consummated on or before February 28, 2001, the option exercise price of the 250,000 shares will be $0.05 per share.

6        Income tax system:

Income and asset tax regulations-

The Mexican subsidiaries are subject to income and asset taxes. Income taxes are computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values and the deduction of purchases in place of cost of sales, which permit the deduction of current costs, and taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component. Beginning in 1999, the income tax rate increased from 34% to 35%, with the obligation to pay this tax each year at a rate of 30% (transitorily 32% in 1999) and the remainder upon distribution of earnings.

The asset tax is computed at an annual rate at 1.8% of the average of the majority of restated assets less certain liabilities, and the tax is paid only to the extent that it exceeds the income taxes of the period. Any required payment of asset taxes is refundable against the excess of income taxes over asset taxes for the preceding three, and following ten years.

The provisions for income taxes and employee profit sharing have been determined on the basis of the taxable income of each individual company and not on a consolidated basis.

The results of operations of the U.S. holding company have not been significant to date, and that company has not yet generated any taxable income in the U.S.

Mexican employee profit sharing-

The Mexican subsidiaries are subject to statutory employee profit sharing, which is calculated based on taxable income, after certain adjustments, primarily to exclude the effects of restated depreciation and the tax gain or loss from monetary position. The amount for 1999 was approximately $4,500 (included in operating expenses) and for 1998 there was no employee profit sharing.

Analysis of provisions and balances-

The tax effect of temporary differences that generated deferred tax liabilities (assets) under SFAS No. 109 as of December 31, 1999 and 1998 are as follows:

Deferred income taxes-

The components of the net deferred income taxes liability as of December 31 are as follows:

                                                                                             1999               1998
                                                                                    ----------------   -------------
                Current-
                    Inventories                                                     $        445,143             720,379
                    Non-deductible reserves                                         (104,085)          (129,173)
                    Settlements with creditors                                      1,311,848               -
                Non-current-
                    Tax loss carryforwards                                          (2,169,628)        (1,792,323)

                                                                                    ----------------------------------------
                                                                                    (516,722)          (1,201,117)
                Valuation allowance                                                 516,722            1,201,117

                                                                                    ----------------------------------------
                                                                                    $   -              $   -
                                                                                    ===========        ===========

Due to the uncertainty of the realization of the net deferred income tax assets, the Company has provided a 100% valuation allowance for the related potential future tax savings.

As of December 31, 1999, the Company cancelled deferred employee profit sharing in amount of $131,378 that will not materialize, since the Company transferred its employees to the new companies. As a result, the new companies do not have any deferred charge to record (see Note 12).

In addition, the provisions for income taxes computed by applying the local statutory rate to income taxes as reconciled to the actual provisions are as follows for the years ended December 31:

                                                                      1999        %               1998                  %
                                                             ----------------     -      ----------------               -

                    Tax at statutory rate                    $        766,129     35              157,920               34
                    Add (deduct)-                                                 35
                    Tax inflation adjustments, net                    (15,944)    (1)            (230,930)             (50)
                    Prospective change in statutory rate                 -         -                4,645                1
                    Non-deductible expenses                             70,789               3      58,651               13
                    Other                                              (5,201)               1      3,858                1

                                                             -------------------         -------------------
                                                                       815,773    37               (5,856)              (1)
                Valuation allowance                                   (815,773)  (37)               5,856                1

                                                             -------------------         -------------------
                                                                          $   -   0              $   -                   0
                                                                        ==========               ==========

Tax loss carryforwards-

As of December 31, 1999 the Mexican subsidiaries had the following tax loss carryforwards, which will be indexed for inflation through the date used to offset future taxable income, as follows (translated from Mexican pesos to U.S. dollars at the December 31, 1999 exchange rate):


                Expiration Date                               Amount

                    2004                               $      2,063,661
                    2005                                      4,135,277

                                                      ---------------------
                                                       $      6,198,938
                                                           ============

7        Issuance of common stock:
---------------------------------

On July 22, 1999, the Company increased its capital stock in the amount of $2,000 through the issuance of 200,000 shares of common stock for cash. Additional paid-in capital of $418,010 resulted from this transaction.

8        Common and preferred stock:
-----------------------------------

The Company is authorized to issue 20,000,000 shares of common stock at a par value of $.01 per share. In addition, the Company is authorized to issue 3,000,000 shares of preferred stock, none of which was issued as of December 31, 1999. The features of the preferred stock may vary, among other things, as to the rate of dividend, conversion privilege and liquidation rights, based upon the resolution of the Board of Directors at the time of issuance.

9        Earnings per common share:
----------------------------------

Earnings (loss) per common share are computed by dividing the related amounts by the weighted average number of common stock equivalent shares outstanding.

10       Royalties:

The Company has entered into two licensing agreements requiring royalty payments ranging from 4% to 5% of specified product sales. Royalties are charged to expense under the licensing agreements and totaled $105,000 and $25,000 in 1999 and 1998, respectively. Pursuant to these agreements, the future minimum guaranteed royalty payments are approximately $185,000 in 2000 and $222,000 in 2001.

11       Concentrations of credit risk:

Financial instruments that potentially expose the Company to credit risk consist principally of cash and cash equivalents and trade receivables. Cash and cash equivalents are placed with high quality financial institutions, and the Company limits the amount of credit exposure with any one financial institution.

One customer accounted for approximately 46% of the Company's net sales in 1998. No sales to any single customer accounted for more than 10% of net sales in 1999.

12       Subsequent events:

     In 2000 two new companies were incorporated, Aarica Services, S.A. de C.V. and North American Shoe Company, S.A. de C.V. (NASCO). All employees of the Company were transferred into these new companies.

13       Contingencies:

On November 16, 1999 the "maquiladora" program of Taimex, S.A. de C.V. (subsidiary company) was cancelled by the Commerce and Industrial Ministry (SECOFI). This program permitted Taimex not to pay import taxes if inventories were to be exported within two years. As a result of renegotiations, NASCO became eligible for this program on April 14, 2000, so the Company will be able to continue with this benefit. However, SECOFI could claim the import taxes for the Taimex inventories that have to be exported after November 16, 1999, and consequently there is a contingency of the amount of $315,658 as of the issue date of these consolidated financial statements.

The Company has not paid various taxes on which surcharges and restatements of approximately $187,460 have been computed. The surcharges and restatements have not been recorded since the Company's attorney believes that such amounts can be eliminated through negotiations favorable to the Company. In addition, the Company has approached the tax authorities and arranged for installment payments of some of the delinquent taxes, but the majority has not yet been officially arranged with those authorities.

                     Aarica Holdings, Inc. and Subsidiaries

           Unaudited consolidated balance sheet as of March 31, 2000
                            (Stated in U.S. dollars)

Assets

Current assets:
      Cash and cash equivalents-
         Available                                                                            $  386,571
         Restricted                                                                              463,887
                                                                                  ---------------------
                                                                                                 850,458

      Accounts receivable-
         Trade                                                                                 1,142,615
         Other                                                                                   264,923
                                                                                   ---------------------
                                                                                               1,407,538

      Inventories                                                                              1,630,665
      Prepaid expenses                                                                            21,937
                                                                                   ---------------------
                  Total current assets                                                         3,910,598

Machinery and equipment                                                                          780,663



Other assets                                                                                     101,444
                                                                                   ---------------------
                                Total assets                                                 $ 4,792,705
                                                                                             ===========

                    The  accompanying   notes  are  an  integral  part  of  this
consolidated balance sheet.

                     Aarica Holdings, Inc. and Subsidiaries

           Unaudited consolidated balance sheet as of March 31, 2000
                            (Stated in U.S. dollars)


Liabilities and shareholders' deficit

Current liabilities:

    Suppliers                                                      $                           1,278,345
    Accrued taxes                                                                              1,530,928
    Notes payable to related parties                                                           2,314,112
    Other accounts payable and accrued liabilities                                             1,245,333
                                                                                   ---------------------
                  Total current liabilities                                                    6,368,718



Shareholders' deficit:

    Common stock, $.01 par value; 20,000,000 authorized                                        28,000
      shares; 2,800,000 shares outstanding
    Preferred stock, $.01 par value; 3,000,000
      authorized shares                                                                          -
    Additional paid-in capital                                                                418,010
                                                                                ---------------------
                                                                                              446,010

    Accumulated losses                                                                    (2,022,023)
                                                                                ---------------------
                  Total shareholders' deficit                                             (1,576,013)
                                                                                ---------------------
                  Total liabilities and shareholders'            $                          4,792,705
deficit

                                                                                          ===========

                    The  accompanying   notes  are  an  integral  part  of  this
consolidated balance sheet.

                     Aarica Holdings, Inc. and Subsidiaries

                Unaudited consolidated statements of operations
               For the three months ended March 31, 2000 and 1999
                            (Stated in U.S. dollars)


                                                                                              2000               1999
                                                                                     ----------------   -------------

Net sales                                                                       $   1,205,042       $ 1,023,239

Cost of sales                                                                        1,016,082          970,936

                                                                                     ---------------------------------------
                           Gross profit                                              188,960            52,303

Operating expenses:

    Selling, general and administrative                                              402,361            415,909

                                                                                     ----------------------------------------
                  Operating loss                                                     (213,401)          (363,606)

Other income (expenses):

    Interest, net                                                                    (119,972)          (210,868)
    Translation (loss) gain                                                          (2,896)            183,547
    Other, net                                                                       6,798              (54,105)

                                                                                     ---------------------------------------
                                                                                     (116,070)          (81,426)

                                                                                     ---------------------------------------
                  Loss before asset tax                                              (329,471)          (445,032)

Provision for asset tax                                                              458                1,864

                                                                                     ---------------------------------------
                  Net loss                                                           $                  $
                                                                                     (329,929)          (446,896)
                                                                                     ===========        ===========

    Weighted average shares outstanding                                              2,800,000          2,600,000
                                                                                     ===========        ===========
Basic and diluted earnings per share:

    Net loss                                                                               $   (0.11)   $  (0.17)

                                                                                     ===========        ===========


                    The  accompanying   notes  are  an  integral  part  of  this
consolidated balance sheet.

 Aarica Holdings, Inc. and Subsidiaries

Unaudited consolidated statements of cash flows
For the three months ended March 31, 2000 and 1999
(Stated in U.S. dollars)


                                                                                               2000                1999
                                                                                      ----------------    -------------
Cash flows from operating activities:

    Net loss                                                                                $ (329,929)        $ (446,896)
    Adjustments to reconcile net income to net cash provided by (used in)
       operating  activities-
           Depreciation and amortization                                                         74,523            108,069
           Decrease (increase) in-
                  Trade receivables                                                             496,596           (74,519)
                  Prepaid expenses                                                                6,716           (40,768)
                  Other accounts receivable                                                   (110,369)          (182,913)
                  Inventories                                                                  (86,733)             52,462
           Increase (decrease) in-
                  Suppliers                                                                   (114,172)             35,695
                  Taxes payable                                                                 130,688            259,514
                  Related parties                                                               396,696            342,099
                  Other accounts payable and accrued liabilities                              (113,246)          (279,953)

                                                                                      -----------------------------------------
                  Net cash provided by (used in) operating activities                           350,770          (227,210)

Cash flows from investing activities:

    Additions to machinery and equipment                                                       (25,107)           (12,905)
    Additions to other assets                                                                  (92,301)            (1,002)

                                                                                      -----------------------------------------
                  Net cash used in investing activities                                       (117,408)           (13,907)

Cash flows from financing activities:

    Proceeds from long-term debt                                                              -                    486,075

                                                                                      -----------------------------------------
                  Net cash provided by financing activities                                   -                    486,075

                                                                                      -----------------------------------------

Effect of exchange rate changes on cash                                                                          (256,558)
                                                                                               139,898

                  Net increase in cash and cash equivalents                                     373,260           (11,600)

                  Cash and cash equivalents at beginning of period                              477,198            254,409

                                                                                      -----------------------------------------
                  Cash and cash equivalents at end of period                                $   850,458         $  242,809
                                                                                            ===========        ===========
Supplemental cash flow disclosures:

                  Income taxes paid                                                                             $   10,523
                                                                                              $
                                                                                              -
                                                                                            ===========        ===========
                  Interest paid

                                                                                              $                  $
                                                                                              -                  -
                                                                                            ===========        ===========

                    The  accompanying   notes  are  an  integral  part  of  this
consolidated balance sheet.

Aarica Holdings, Inc. and Subsidiaries

Notes to unaudited consolidated financial statements as of March 31, 2000 (Stated in U.S. dollars)



1        Basis of presentation of interim financial statements:

The information in this report reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods included herein. All adjustments other than those described in this report are, in the opinion of management, of a normal and recurring nature. These consolidated financial statements include the accounts of Aarica Holdings, Inc. and its subsidiaries listed in Notes 1 and 13 to the consolidated financial statements for the years ended December 31, 1999 and 1998.

The results are not necessarily indicative of the results to be expected for the full fiscal year. The financial statements should be read in conjunction with the financial statement disclosures contained in the Company's annual financial statements for the years ended December 31, 1999 and 1998.

2        Cash and cash equivalents:

Restricted cash equivalents include a trust fund to guarantee letters of credit issued by the Company in the amount of $463,887.

3        Inventories:

Inventories were comprised of the following as of March 31, 2000:

                Raw materials                                     $      641,715
                Work in progress                                          99,686
                Finished goods                                           857,120

                                                                     ---  -----
                                                                       1,598,521

                Merchandise in transit                                    32,144

                                                                        --------
                                                                   $   1,630,665
                                                                    ===========

As of March 31, 2000, irrevocable letters of credit in the amount of $493,599 were issued related to purchase commitments of inventories from foreign suppliers.

4        Contingencies:

See Note 13 to the consolidated financial statements as of December 31, 1999 and 1998 for a discussion of contingencies and other related items. There have been no significant changes in the status of those contingencies.

                              Aarica Holdings, Inc.

                                 1,000,000 Units
                                    Each Unit
                 consisting of 1,000,000 shares of Common Stock
                                       and
                    1,000,000 redeemable common stock purchase warrants

                           ---------------------------

                                   PROSPECTUS

                           ---------------------------


















                        Institutional Equity Corporation

                                 1-877-467-7891

                                        V

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Pursuant to Section 2.02-1 of the Texas Business Corporation Act, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in his official capacity with the corporation including expenses and attorneys fees.

         Article VI of the Articles of Incorporation provides as follows:

         "The Corporation shall indemnify any director or officer, or former director or officer of the Corporation, or any person who may have served at its request as a director or officer of another corporation of which this Corporation owns shares of capital stock or of which it is a creditor to the fullest extent permitted by the Texas Business Corporation act and as provided in the By-laws of the Corporation."

         Article VII of the by-laws provides as follows:
         "Section 1.       Indemnification.
         The corporation shall indemnify its present or former directors and officers, employees, agents and other persons to the fullest extent permissible by, and in accordance with, the procedures contained in Article 2.02 of the Texas Business Corporation Act. Such indemnification shall not be deemed to be exclusive of any other rights to which a director, officer, agent or other person may be entitled, consistent with law, under any provision of the articles of Incorporation or By-laws of the corporation, any general or specific action of the board of directors, the terms of any contract, or as may be permitted or required by law."

         "Section 2.       Insurance and Other Arrangements


         "Pursuant to Section R of Article 2.02-1of the Texas Business Corporation Act, the corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent or the corporation or who is or was serving at the request of the corporation a a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such person, whether or not the corporation would have the power to indemnify him or her against that liability under article 2.02-1 of the Texas Business Corporation Act."


Item 25. Other Expenses of Issuance and Distribution


Estimated  expenses in connection  with the public offering by the Company of the securities  offered  hereunder are as
follows:
Securities and Exchange Commission Filing Fee                                                             $     7,725
NASD Filing Fee*                                                                                                3,426
Nasdaq Application and Listing Fee                                                                              9,000
Accounting Fees and Expenses*                                                                                 100,000
Legal Fees and Expenses                                                                                       100,000
Printing*                                                                                                      50,000
Fees of Transfer Agent and Registrar*                                                                           3,500
Underwriters' Non-Accountable Expense Allowance                                                               200,000
Miscellaneous*                                                                                                 26,349
                                                                                                  ----         ------
Total*                                                                                                        500,000
                                                                                                  ==          =======

----------------
*        Estimated.


Item 26. Recent Sales of Unregistered Securities


         In November 1998, the registrant issued 2,600,000 shares of its common stock to Carol Kolozs, its Chief Executive Officer and founder, in exchange for all of his interest in Aarica Holdings Mexico, S. A. de C. V., a newly organized Mexican holding company which had acquired from him substantially all of the stock of four Mexican subsidiaries. Mr. Kolozs was founder of the registrant and relied upon the exemption from registration provided by section 4 (2) of the Securities Act of 1933, as amended (the "Securities Act") for transactions not involving a public offering. No underwriter was involved in the transaction and the certificate for Mr. Kolozs' shares was stamped with a restrictive legend and a stop transfer order was placed on the transfer records of the company. Mr. Kolozs transferred 200,000 of his shares in July 1999 to CCEC for services rendered to the company through that date. CCEC agreed to take the shares for investment and not with a view to distribution. The certificate is stamped with a restrictive legend and a stop transfer order was placed on the transfer records of the company. In June 2000, the company granted CCEC options to purchase 250,000 shares at $2.00 per share for services rendered to the company from August 1999 through June 30, 2000. The options were taken for investment and not with a view to distribution.


         In June 1999, the registrant sold 200,000 of its common stock to 17 persons in a private offering pursuant to Rule 506 of Regulation D under the Securities Act. The shares were sold in units consisting of 10,000 shares at $25,000 per unit. Each investor represented to the registrant and the selling agent that he/she was an accredited investor as defined in Regulation D. The units were sold though Kashner Davidson Securities Corporation, a member firm of the National association of Securities Dealers, Inc. The registrant received gross proceeds of $500,000 and paid Kashner Davidson commissions of 10% on the securities sold by Kashner Davidson and granted warrants to Kashner Davidson to purchase 105,000 shares of the registrant's common stock at $2.50 per share, exercisable for five years. The securities were sold without registration in reliance upon the exemption from registration provided by Regulation D. The certificates issued bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that registration is not required. Each investor was screened by the issuer and the selling agent prior to accepting his/her subscription and provided support for the representation that he/she was an accredited investor.

         In June 2000, Mr. Kolozs transferred 150,000 shares of common stock from his personal holdings to CCEC in consideration for CCEC's cancellation of an outstanding note in the amount of $300,000 owed by the company. CCEC. CCEC agreed to take the shares for investment and not with a view to distribution. The certificate is stamped with a restrictive legend and a stop transfer order was placed on the transfer records of the company. No underwriter was involved in the transaction. The parties relied upon the exemption contained in section 4(1) of the Securities Act for transactions by any person other than an issuer, underwriter or dealer.





         Item 27. Exhibits

         Exhibit No      Item

         Exhibit 1.1     Form of Underwriting Agreement.(1)
         Exhibit 1.2     Form of Underwriters' Warrant Agreement.(1)
         Exhibit 3.1     Articles of Incorporation of the Registrant. (1)
         Exhibit 3.2     Bylaws of the Registrant (1)
         Exhibit 5.1     Opinion of Maurice J. Bates L.L.C.(2)
         Exhibit 10.1    Stock Compensation Plan (1)

         Exhibit 10.2    Warrant Agreement with American Stock Transfer & Trust Company. (1)
         Exhibit 10.3    (i) Loan Agreement with Robert E. Schmidt, Jr. (1)
                         (ii) First Amendment to Loan Agreement (1) (iii) Second
                         Amendment to Loan Agreement (1) (iv) Third Amendment to
                         Loan  Agreement  (1) (v)  Amended and  Restated  Pledge
                         Agreement  (1)  (vi)  Amended  and  Restated   Guaranty
                         Agreement (1) (vii) Assignment of Loan (1) (viii) Amended
                         and Restated Security Agreement (1)

                         (ix) Amended and Restated Guaranty Agreement, Carol Kolozs. (1)
                         (x) Amended and Restated Guaranty Agreement, Aarica Holdings, Inc. (1)
                         (xi) Amended and Restated Guaranty Agreement, Aarica Sport, S.A. de C.V. (1)
                         (xii) Amended and Restated Guaranty Agreement, Taimex Industries, S.A. de C.V. (1)

                         (xiii) Note Extension (1)

         Exhibit 10.4    Warrant Agreement with Kashner Davidson Securities Corporation  (1)
         Exhibit 10.5    Lease on Nasco building. (1)
         Exhibit 10.6    Sublease on Mexico City offices. (1)
         Exhibit 10.7    License agreement with L.A. Gear. (1)
         Exhibit 10.8    License agreement with Lotto. (1)
         Exhibit 10.9    Sample purchase order for K-Swiss. (1)
         Exhibit 10.10   Sample purchase order for Wilson Sporting Goods Co. DE Mexico, SA. DE CV (1)
         Exhibit 10.11   Copy of Nasco union contract. (1)
         Exhibit 10.12   Sample employee contract. (1)
         Exhibit 21      Subsidiaries of the Registrant. (1)
         Exhibit 23.1    Consent of Arthur Andersen, L L. P., Certified Public Accountants.(1)
         Exhibit 23.2    Consent of Maurice J. Bates,  L.L.C.  to be contained  in his opinion  filed as Exhibit 5.1 to this registration statement.(2)
         Exhibit 27      Financial Data Schedule (1)
         --------------
         (1) Filed herewith
         (2) To be filed by amendment

Item 28.  Undertakings

         The undersigned registrant hereby undertakes as follows:

         To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


(2) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(a) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected on the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

         (3) For determining liability under the securities act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

     (6) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


(7) For the purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                                           SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on August 14, 2000.


                                                  Aarica Holdings, Inc.



                                                 By: /s/ Carol Kolozs
                                                  ----------------
                                                 Carol Kolozs, President,
                                             Principal Executive Officer



                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Carol Kolozs and John J. Stitz, and each for them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all further amendments to this Registration Statement (including post-effective amendments), and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                 Title                                  Date


/s Carol Kolozs                          President, Director                    August 14, 2000
-------------------
    Carol Kolozs                         (Principal Executive Officer)


/s/ John J. Stitz                        Chief Financial Officer, Secretary,    August 14, 2000
-----------------
    John J, Stitz                        Treasurer (Principal Financial
                                         Officer)


/s/ James R. Schnorf                     Director                               August 14, 2000
--------------------

    James R. Schnorf


_____________________                    Director                               August  , 2000
    Patrick L. M. Williams

/s/ Robert E. Schmidt, Jr.              Director                                August 14, 2000
-------------------------
    Robert E. Schmidt, Jr.
